UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Welltower Inc.

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PRELIMINARY PROXY SUBJECT TO COMPLETION

Kenneth J. Bacon

Chair

April [●], 2022

“I would like to extend the deep appreciation of the entire board to Jeff Donahue for his 24 years of service as Lead Independent Director and Chair of the Board.”

Message from
our Chair

Dear Shareholders:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 10:00 a.m. Eastern Time on May [●], 2022, in a virtual format, at www.virtualshareholdermeeting.com/WELL2022. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

The completion of my first full year as Chair of this seasoned and diverse board coincides with the second anniversary of the onset of the COVID global pandemic. It has been my distinct honor to work alongside my fellow board members and this extraordinarily talented management team as, together, we not only have navigated through the ongoing challenges posed by COVID but are continuously and innovatively reinventing the role that infrastructure can play in the delivery of wellness to seniors. With our industry leading seniors housing portfolio, combined with our nearly 22 million square feet of medical office space and partnerships with leading health systems, we have built the world’s largest health and wellness real estate platform based on the belief that health and wellness can be directly impacted by where seniors live and age.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods appears in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We continue to focus on saving costs and protecting the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

In closing, I would like to take this opportunity to extend the deep appreciation of the entire board to Jeff Donahue for his 24 years of service, including serving as Lead Independent Director (May 2019-October 2020), and Chair of the Board (April 2014-May 2019) Jeff has been a valued and steady steward.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Kenneth J. Bacon

Chair of the Board

Notice of Virtual
Annual Meeting
of Shareholders

May [●], 2022

10:00 a.m. Eastern Time

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May [●], 2022, at 10:00 a.m. Eastern Time in a virtual format, at www.virtualshareholdermeeting.com/WELL2022, for the purpose of considering and acting upon each item described below and transacting any other business that properly comes before the meeting:

1.	The election of ten director nominees named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;
2.	The approval of an amendment to the Certificate of Incorporation of Welltower OP Inc. to remove the provision requiring Welltower Inc. shareholders to approve amendments to the Welltower OP Inc. Certificate of Incorporation and other extraordinary transactions involving Welltower OP Inc.;
3.	The ratification of the appointment of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2022; and
4.	The approval, on an advisory basis, of the compensation of our named executive officers.

The Board of Directors of Welltower Inc. unanimously recommends that you vote FOR each of the four proposals we will present at the Annual Meeting. Shareholders of record at the close of business on April 4, 2022 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting appears in the Proxy Statement accompanying this notice.

HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET	BY PHONE	BY MAIL

Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2021 Annual Report

We have endeavored to provide shareholders attending the Annual Meeting with the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online, vote, view the list of registered shareholders, and by visiting www.virtualshareholdermeeting.com/WELL2022. Shareholders of record can access the meeting website using the 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). Beneficial owners should review the proxy materials and their voting instruction form or Notice for information on how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:30 a.m. Eastern Time on May [●], 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY [●], 2022:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders and Proxy Statement and Welltower’s Annual Report on Form 10-K for the year ended December 31, 2021, are available on the Internet free of charge at www.welltower.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS Matthew G. Mcqueen Executive Vice President - General Counsel & Corporate Secretary Toledo, Ohio April [●], 2022

In this Proxy Statement, the terms “Welltower,” “we,” and “our” refer to Welltower Inc. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

The approximate date on which these materials will be first made available or sent to shareholders is April [●], 2022.

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Proxy Statement Summary

This summary highlights our selected business results, executive compensation, ESG and corporate governance information described in more detail in this Proxy Statement. We encourage you to read the entire Proxy Statement before voting.

2021 BUSINESS HIGHLIGHTS

Welltower Inc. (NYSE: WELL), a real estate investment trust (“REIT”), is an S&P 500 company headquartered in Toledo, Ohio, that is driving the transformation of health care infrastructure. We invest with leading seniors housing operators, post-acute providers and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. We own interests in properties concentrated in high-growth markets in the United States, Canada and the United Kingdom, including seniors housing, post-acute communities, and outpatient medical properties. As of December 31, 2021, we owned or invested in over 1,800 properties across our business lines and regions.

2021 was a pivotal year for Welltower, marked by a powerful recovery in our operational performance, the establishment of long-term exclusive partnerships, and the most active year of capital deployment in a decade—all while contending with continued challenges posed by the COVID-19 pandemic.

2021 Highlights

1,800+ PROPERTIES	$5.7B PRO RATA GROSS INVESTMENTS

BBB+/Baa1 INVESTMENT GRADE BALANCE SHEET	2.84% DIVIDEND YIELD (as of 12/31/2021)

37% TOTAL SHAREHOLDER RETURN

2016-2021 Share Price Performance

Portfolio

•	Increased seniors housing operating (“SHO”) portfolio spot occupancy approximately 510 basis points (“bps”) from the pandemic-low of 72.6%(1) on March 12, 2021.
•	Completed $5.7 billion of pro rata gross investments across all segments during 2021, which are expected to create significant shareholder value in the coming years.
•	Completed pro rata property dispositions and loan payoffs of $1.4 billion, demonstrating continued strong demand and liquidity for Welltower’s high-quality assets, while improving the quality of our portfolio.
•	Formed 19 new and proprietary long-term growth relationships with best-in-class developers and operators which are expected to meaningfully contribute to capital deployment opportunities.

(1)	Spot occupancy represents approximate occupancy at our share for 546 properties in operation as of December 31, 2020, including unconsolidated properties and excluding acquisitions, executed dispositions, development conversions and one property closed for redevelopment.

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•	During the third quarter, acquired an 85-property seniors housing portfolio owned by Holiday Retirement for $1.58 billion, now operated by Atria Senior Living following its acquisition of the Holiday management company.
•	Substantially exited our operating relationship with Genesis Healthcare through a series of mutually beneficial transactions totaling $880 million in value, or $144,000 per bed, achieving an 8.5% unlevered IRR and meaningfully reducing our In-Place NOI(1) exposure to long-term post-acute care.

Balance Sheet

•	As of December 31, 2021, we had $347 million of cash and cash equivalents and restricted cash and $3.7 billion of available borrowing capacity under our unsecured revolving credit facility.
•	Maintained a favorable leverage position, reporting Net Debt to Adjusted EBITDA of 6.95x(1) as of December 31, 2021.
•	Issued $1.75 billion of unsecured notes with a weighted average duration of over nine years and a blended average coupon of 2.57%.
•	Closed on an expanded $4.7 billion unsecured credit facility at LIBOR plus 77.5 bps, which represents a five bps improvement in pricing from our previous facility.
•	During 2021, efficiently sold 34.9 million shares of common stock under the At-the-Market (“ATM”) program via forward sale agreements, which are expected to generate gross proceeds of approximately $2.8 billion (of which 29.7 million shares have been settled resulting in $2.4 billion of gross proceeds during 2021).
•	Moody’s Investors Services and S&P Global Ratings revised their ratings outlook for Welltower to Stable from Negative and affirmed Welltower’s issuer credit ratings as Baa1 and BBB+, respectively.

Corporate

•	Finished the year with $127 million of general and administrative expenses, representing approximately 0.23% of Welltower’s enterprise value (lowest ratio among our healthcare REIT peers).
•	Paid cash dividends of $2.44 per share with the dividend paid in March 2022 representing Welltower’s 203rd consecutive dividend.
•	Appointed John F. Burkart as Executive Vice President - Chief Operating Officer given his experience utilizing a data-driven approach to drive platform efficiencies.
•	Added 51 net new employees in 2021 with a focus on Business Insights, Development and Investments, representing a greater than 10% expansion in the Welltower team.

Diversity

•	Appointed Dennis G. Lopez and Ade J. Patton, both racially/ethnically diverse, to the Board of Directors.
•	Nine of our ten director nominees are women or racially/ethnically diverse. Our independent Chair of the Board is also a racially/ethnically diverse director.
•	Four of the five Board committees are chaired by women or racially/ethnically diverse directors.

COVID-19 Response

•	Safely reopened communities to admissions, visitation, and in-person tours while maintaining strict adherence to federal, state, local, and/or operator-imposed guidelines.
•	Coordinated connections between seniors housing operators and CVS/Omnicare and Walgreens to facilitate distribution of COVID-19 vaccines to Welltower communities and staff and resident education around vaccine efficacy and safety.
•	Maintained elevated cleaning and PPE protocols throughout the pandemic.

Environmental, Social and Governance Leadership Recognition

•	Elevated by CDP to the highest available band level of Leadership, with an improved score of “A-” for taking coordinated action on climate issues.
•	Raised MSCI ESG rating from A to AA.
•	Named to the Dow Jones Sustainability North American Index for the sixth consecutive year.
•	Listed in the FTSE4Good Index since 2012.

(1)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

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•	Recognized by the U.S. Environmental Protection Agency (EPA) and U.S. Department of Energy as an ENERGY STAR Partner of the Year for the third consecutive year and elevated to the level of Sustained Excellence, the EPA’s highest recognition within the ENERGY STAR program.
•	Maintained Gold Level Green Lease Leader status by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance.
•	Named to the Bloomberg Gender-Equality Index for the third consecutive year.
•	Named to the Workplace Health Achievement Index by the American Heart Association for the fourth consecutive year and increased from Bronze to Silver level.
•	Maintained Prime status under the ISS-ESG Corporate rating for the third consecutive year.
•	Named by S&P Global in collaboration with RobecoSAM for the fourth consecutive year in the 2021 edition of The Sustainability Yearbook.
•	Named to the top 20% of Newsweek’s America’s Most Responsible Companies list for the third consecutive year.
•	Named to Sustainalytics 2021 Top-Rated ESG Companies list.
•	Named as one of the top sustainable REITs in Barron’s list of America’s Most Sustainable Companies for the second consecutive year.
•	Honored at the Women’s Forum of New York Breakfast of Champions for the second time for Welltower’s representation of women on its Board of Directors.
•	Opened Sunrise at East 56th, the recipient of all three LEED Silver, WELL Certification at the Silver level, and WELL Health-Safety Rating Seal certifications.

Executive Compensation Overview

The Compensation Committee oversees Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices while ensuring we attract and retain high caliber executive officers and other key employees. The Compensation Committee developed Welltower’s Compensation Principles and Philosophy and Objectives that are described in more detail on pages 36 through 38.

HUMAN CAPITAL

Throughout 2021, we continued our commitment to the success of our employees by maintaining numerous programs designed to attract, develop and retain future leaders. Among other benefits, we offer competitive compensation programs; maternity, caregiver, and wellness leave; technology to help our employees stay engaged while working remotely; and safety protocols and procedures for essential employees who continue to work in the office. We are committed to fostering a diverse and inclusive environment that gives every employee the opportunity to develop and advance, and we believe this starts at the top. This Proxy Statement describes a number of changes to the Board and the Leadership Team that reflect our commitment.

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WELLTOWER’S BOARD OF DIRECTORS

Name	Age	Primary occupation	Independent	Director since	Committees(1)
Kenneth J. Bacon Chair since 2020	67	Co-founder and managing partner of RailField Realty Partners		2016	• Executive(C)
Karen B. DeSalvo	56	Chief Health Officer of Google Health		2018	• Investment • Nom/Gov
Jeffrey H. Donahue	75	Former President and Chief Executive Officer Enterprise Community Investment, Inc.		1997	• Compensation(C) • Executive • Investment
Philip L. Hawkins	66	Executive Chairman of Link Logistics Real Estate		2020	• Compensation • Investment
Dennis G. Lopez	67	Chief Executive Officer of QuadReal Property Group Ltd.		2021	• Compensation • Investment
Shankh Mitra	41	Chief Executive Officer and Chief Investment Officer of Welltower		2020	• Executive
Ade J. Patton	43	Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC		2021	• Audit • Nom/Gov
Diana W. Reid	66	Former Executive Vice President of The PNC Financial Services Group, Inc.		2020	• Audit • Executive • Nom/Gov(C)
Sergio D. Rivera	59	Former Chief Executive Officer of SeaWorld Entertainment, Inc.		2014	• Audit • Executive • Investment(C)
Johnese M. Spisso	61	President of UCLA Health, Chief Executive Officer of UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences		2018	• Compensation • Nom/Gov
Kathryn M. Sullivan	66	Former Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets		2019	• Audit(C) • Compensation • Executive

(C) Chair

We believe diversity helps the Board better oversee our management and provide strategic advice. Our Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee should consider diversity in terms of (i) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (ii) educational background; and (iii) age, race, gender, sexual orientation, geography, ethnicity, and national origin. The current composition of our Board reflects those efforts and the importance of diversity to the Board.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of Welltower. Therefore, we aim to maintain an appropriate balance of tenure across our directors.

Board Diversity

The charts above reflect the total number of the director nominees that are standing for election in 2022.

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CORPORATE GOVERNANCE HIGHLIGHTS

Welltower’s Board is committed to good corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability.

Board Composition and Independence	Board and Committee Practices	Shareholder Rights
• All directors except the CEO are independent	• Annual Board and committee evaluations, including one-on-one interviews led by the Chair and interviews by an independent third party every two years	• Single class of stock with equal voting rights
• Independent Board Chair	• Director orientation and continuing education	• Annual elections for all directors
• Executive sessions provided for all quarterly Board and committee meetings	• 90% of all director nominees, including all members of the Audit Committee, are financial experts	• Majority voting standard for uncontested elections of directors
• Mandatory retirement age	• 99% attendance by directors at Board and committee meetings in 2021	• Proxy access for shareholders
• Limits on board member service on other public company boards	• Robust stock ownership guidelines

For more detailed information on Welltower’s corporate governance framework, see the section entitled “Corporate Governance” beginning on page 10.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) LEADERSHIP

Welltower is committed to leadership in our industry and strives to rank among the top S&P 500 companies in ESG practices. Our commitment to helping people live well and age well is supported by our emphasis on sustainability, a core focus on diversity and equality, and good corporate governance. We see our industry-leading progress towards furthering ESG in our organization as not only the right thing to do, but as a way to drive long-term operational efficiency and shareholder value.

We publish information regarding our sustainability, environmental, social, and human capital goals, ESG initiatives, and progress toward our goals in our Environmental, Social and Governance Report, which is available on our website. Some highlights of Welltower’s ESG efforts in 2021 are summarized below:

Environmental

•	Continued to work towards our goals of a 10% reduction in greenhouse gas (GHG) emissions, energy, and water use by 2025 from our 2018 baseline.
•	Continued foundational operational efficiency upgrades and increased green building certifications and execution of green leases.
•	Increased sustainability data coverage, with more of our seniors housing communities and medical office buildings reporting their energy, water, and waste data and sharing data with Welltower.
•	Through September 30, 2021, used $277.7 million of net proceeds from the December 2019 green bond offering to fund energy efficiency, water conservation, and green building projects.

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Social

•	Maintained 1:1 gender parity across the organization and 50% women or racially/ethnically diverse membership on Welltower’s Leadership Team.
•	Relaunched the Welltower Charitable Foundation with a focus on supporting eligible charitable initiatives relating to aging, health care, the environment, education, and the arts through our employee matching program (WELL-Matched), ENG supported donations, and our quarterly donation competitions (Give-WELL).
•	Since early 2016, Welltower and the Welltower Charitable Foundation have provided more than $42 million in cash and in-kind support to programs and communities that align with our philanthropic priorities.
•	Relaunched the Welltower Award through which Welltower has acknowledged and rewarded the hard work and contributions of Welltower employees who support and further our strategic goals based on innovation, leadership, value creation, and customer focus.
•	Expanded our second annual Day of Giving, allowing our employees an opportunity to make an impact for local charitable organizations through global volunteer opportunities conducted during work hours.
•	Honored multiple days and months for diversity and inclusion aligned education and remembrance, including Black History Month, Hispanic Heritage Month, Martin Luther King Jr. Day, Memorial Day, Pride Month, Veterans Day and Women’s History Month.

Governance

•	Achieved 80% women and racially/ethnically diverse director leadership on the Board of Directors with 40% of Board committees led by women.
•	Maintained an independent Chair of the Board, who is racially/ethnically diverse.
•	Continued to improve our already high CDP, ISS-ESG, MSCI, Sustainalytics, and Vigeo Eiris scores through enhanced tracking, reporting, and disclosure.
•	Published 9th Annual Environmental, Social and Governance Report in accordance with Global Reporting Initiative (GRI) standards and aligned with Sustainability Accounting Standards Board (SASB) and increased its mapping to the Task Force on Climate-Related Financial Disclosures (TCFD).
•	Conducted efforts to ensure compliance for Welltower, as well as our operators and properties, with municipal energy and water benchmarking and reporting regulations.
•	Continued to garner overwhelming shareholder approval (93% and above) for Say-on-Pay proposals regarding our executives’ compensation in each of the past five years.
•	Limited the Board’s ability to waive the director age limit policy under the Corporate Governance Guidelines.

For additional information
regarding Welltower’s sustainability
program, please visit
www.welltower.com/esg/.

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Corporate Governance

BOARD AND GOVERNANCE HIGHLIGHTS
Number of Independent Director Nominees Standing for Election	9
Total Number of Director Nominees	10
Number of New Independent Directors over Last Five Years	7
Average Age of Director Nominees Standing for Election	59.2
Average Tenure of Director Nominees Standing for Election (years)	3.3
Percentage of Women and Racially/Ethnically Diverse Director Nominees Standing for Election	90%
Racially/Ethnically Diverse CEO	Yes
Racially/Ethnically Diverse Independent Chair	Yes
Women or Racially/Ethnically Diverse Leadership of Committees	80%
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Proactively Adopted Proxy Access	Yes
Average Board and Committee Meeting Attendance	99%
Regular Executive Sessions of Independent Directors	Yes
New Director Orientation	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Review of Management Succession Plans	Yes
Code of Business Conduct and Ethics	Yes
Published Political Contribution Policy	Yes
Overwhelming Shareholder Approval of Say-on-Pay over Last Five Years (% of approval)	≥93%
Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes
Stock Ownership Requirements for Executives	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies	Yes
Clawback Policy	Yes

ROLE OF THE BOARD

Welltower’s Board oversees the CEO and other management in the day-to-day operations of Welltower and ensures the best interests of Welltower and its shareholders are being served.

Board Leadership Structure

The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.

At this time, the Board believes the current leadership structure, which separates the Chair and CEO roles, is appropriate. The Board is currently led by an independent Chair, Mr. Bacon, who is Welltower’s first racially/ethnically diverse Chair. This structure allows the CEO to focus his time and energy on operating and managing Welltower and facilitates the Board’s independent oversight of management and Welltower’s overall corporate governance.

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Board Independence and Qualifications

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in March 2022. During this review, the Board considered transactions and relationships between each director and director nominee, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director or director nominee is independent.

The Board has determined that, other than Mr. Mitra, all of the directors are independent under applicable rules of the New York Stock Exchange (“NYSE”). The Board also determined that, other than Mr. Mitra, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder or officer of an organization that has a relationship with Welltower) and are therefore independent under applicable rules of the NYSE and the independence standards in Welltower’s Corporate Governance Guidelines. Mr. Mitra is not independent because he is the CEO of Welltower.

80% of Board Committees are led by women or racially/ethnically diverse directors

The Board has standing Audit, Compensation, Executive, Investment and Nominating/Corporate Governance Committees. Other than the Compensation Committee, each of these committees is chaired by either a woman or a racially/ethnically diverse director.

Board and Committee Structure

The current membership and function of each of the Board committees is described below. Each committee is governed by a written charter that is approved by the Board. The charters are available on Welltower’s website at https://welltower.com/investors/governance/.

	Kenneth J. Bacon	Karen B. DeSalvo	Jeffery H. Donahue	Philip L. Hawkins	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Diana W. Reid	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan	2021 Meetings
Board												6
Audit(1)												4
Compensation												7
Executive												1
Investment												6
Nominating/ Corporate Governance												5

Member	Chair

(1)	All members of the Audit Committee are financial experts.

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AUDIT COMMITTEE

MEMBERS: • Ms. Sullivan (Chair) • Mr. Patton • Ms. Reid • Mr. Rivera Meetings in 2021: 4

The Audit Committee assists the Board in monitoring Welltower’s financial statements; the independent auditor, including its qualifications and independence; the performance of Welltower’s internal auditor and internal audit function; Welltower’s compliance with legal and regulatory requirements; the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures; Welltower’s major financial risk exposures, risk assessment, and risk management policies; and Welltower’s information technology systems and information security matters.

The Board has determined that all members of the Audit Committee have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee and satisfy the definition of “audit committee financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”). Additionally, the Board determined that all of the members of the Audit Committee are independent under the applicable rules of the NYSE and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE
MEMBERS: • Mr. Donahue (Chair) • Mr. Hawkins • Mr. Lopez • Ms. Spisso • Ms. Sullivan Meetings in 2021: 7

The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s stock compensation plans and programs; and reviews and recommends to the Board changes in the Board’s compensation. The Compensation Committee also oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. All of the members of the Compensation Committee are independent under the applicable rules of the NYSE and the SEC and non-employee directors for the purpose of section 16 under the Securities Exchange Act of 1934, as amended.

See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE
MEMBERS: • Mr. Bacon (Chair) • Mr. Donahue • Mr. Mitra • Ms. Reid • Mr. Rivera • Ms. Sullivan Meetings in 2021: 1	The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

INVESTMENT COMMITTEE
MEMBERS: • Mr. Rivera (Chair) • Dr. DeSalvo • Mr. Donahue • Mr. Hawkins • Mr. Lopez Meetings in 2021: 6	The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE
MEMBERS: • Ms. Reid (Chair) • Dr. DeSalvo • Mr. Patton • Ms. Spisso Meetings in 2021: 5	The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; reviews environmental sustainability issues and Welltower’s environmental sustainability practices; and oversees Welltower’s political contributions and policies and practices regarding political contributions. All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

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BOARD FUNCTIONS AND POLICIES

Board Meetings and Attendance

Welltower’s policy is to encourage all directors to attend the annual meeting. All then-serving directors attended last year’s annual meeting of shareholders.

The Board met six times during the year ended December 31, 2021. Each meeting was followed by an executive session of the independent directors.

The Chair presides at all meetings of the shareholders and of the Board and all executive sessions of the independent directors.

In 2021, all incumbent directors attended at least 99% of the aggregate of the meetings of the Board and the committees on which they served.

Governing Documents

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at www.welltower.com/investors/governance.

How We Identify Director Nominees

Consider current Board skill sets and needs Check conflicts of interest and references Nominating/Corporate Governance Committee dialogue Ensure Board is strong in core competencies of strategic oversight, corporate governance, shareholder advocacy and leadership and has diversity of expertise and perspectives to meet existing and future business needs All candidates are screened for conflicts of interest and independence Board dialogue and decision Nominating/Corporate Committee dialogue Meet with qualified candidates Consider shortlisted candidates, and after deliberations, recommend candidates for election to the Board Ensure appropriate personal qualities, such as independence of mind, tenacity, and skill set to meet existing or future business needs

When seeking potential directors, the Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. The Board also believes that a nominee for director should be a current or former senior leader (such as a senior manager, chief operating officer, chief financial officer, or chief executive officer) of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation or governmental entity or otherwise be accustomed to dealing with complex organizational issues. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound business judgment; strength of character; and values. We also expect directors and nominees for director to be willing to attend regularly scheduled meetings of the Board and its committees and to contribute a reasonable amount of time to Welltower’s affairs.

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In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity and other qualities already represented. This process helps the committee determine if there are any specific qualities or skills that would complement the Board’s existing strengths. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating nominees for director. We view “diversity” broadly to include (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (2) educational background; and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third-party executive search firms. If the Nominating/Corporate Governance Committee retains one or more search firms, those firms may be asked to identify possible nominees, interview and screen such candidates, and act as a liaison between the Nominating/Corporate Governance Committee and each candidate during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. Once the Nominating/Corporate Governance Committee identifies promising candidates, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chair of the Board will interview those individuals. Candidates who are good prospects are invited to meet the other members of the Nominating/Corporate Governance Committee, and if approved, will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate can add value to the Board and the candidate expresses an interest in serving on the Board, the Nominating/Corporate Governance Committee will recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly-created position on the Board.

In determining to nominate Mr. Bacon for re-election, the Nominating/Corporate Governance Committee and the Board carefully evaluated and took into account that Mr. Bacon serves on the boards of Ally Financial Inc., Arbor Realty Trust, and Comcast Corporation. The Nominating/Corporate Governance Committee determined, and the Board concurred, that Mr. Bacon is a valuable, productive, and fully engaged director who should be re-elected to the Board. In reaching this conclusion, the Nominating/Corporate Governance Committee took note of Mr. Bacon’s valuable role on the Board, his ongoing support in the seamless leadership transition to Mr. Mitra and stellar attendance record, and determined that Mr. Bacon’s contributions to Welltower are not compromised by the number of other boards on which he sits.

CANDIDATES SUBMITTED BY SHAREHOLDERS

The Nominating/Corporate Governance Committee will consider qualified Board nominees recommended by shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Recommendations may be submitted to the Nominating/Corporate Governance Committee in care of the Executive Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee must receive recommendations for director nominees to be considered at our 2023 annual meeting by December 9, 2022. Such recommendations must include (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the nominee, and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the U.S. Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she consents to serve, if elected, and includes certain representations, and any questionnaires required to be completed by Welltower directors.

Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee, and (2) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders.

In addition to the right of shareholders to recommend director nominees to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of candidates for election to the Board and to have their director nominees included in Welltower’s proxy materials if the shareholder or shareholders comply with specified prior notice requirements.

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The By-Laws require that any such notice relating to a director nominee, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director nominees.

Welltower may require that the proposed nominee furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chair of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2023 Annual Meeting of Shareholders, see pages 70-71.

Leadership Team

The Leadership Team—made up of our Named Executive Officers, senior vice presidents, and certain vice presidents—is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the plan’s goals and objectives. Of the eighteen members on the Leadership Team, nine are women and/or racially/ethnically diverse.

To view the biographies of the members of Welltower’s Leadership Team, please visit https://welltower.com/about-us/leadership-team/.

Board Oversight of Risk Management

The Board and the Leadership Team play a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes and controls pertaining to the management of Welltower’s information technology operations, including cyber risks and information security. Annually, the Audit Committee receives a cybersecurity update from management, which covers the status of projects to strengthen Welltower’s security systems and improve cyber readiness as well as existing and emerging threat landscapes. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including Welltower’s Code of Business Conduct and Ethics and our policies and procedures for monitoring compliance.

The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Leadership Team is responsible for the identification, assessment and management of risks and has established an Enterprise Risk Management Committee to ensure that appropriate risk identification and mitigation procedures are incorporated into Welltower’s daily activities and decision-making. This Committee is led by the Executive Vice President - General Counsel & Corporate Secretary and includes four additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to assess the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including the results of risk mitigation testing performed by Internal Audit. To ensure that cybersecurity is an organization-wide effort, Welltower provides annual cybersecurity training for all employees with network access and maintains a security risk insurance policy. We are not aware of any information security breaches within the last three years.

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Key Risk Oversight Responsibilities of the Board and its Committees
	Audit Committee	Compensation Committee	Investment Committee	Nominating/ Corporate Governance Committee	Board of Directors
Financial reporting	●				●
Internal controls over financial reporting	●				●
Information technology and security	●				●
Legal and regulatory compliance	●				●
Compensation plans and arrangements		●			●
CEO and executive management succession planning		●			●
People		●			●
Acquisitions/Dispositions			●		●
Development projects			●		●
Loan and equity investments			●		●
Corporate governance				●	●
Corporate social responsibility and sustainability matters				●	●
Inclusion and diversity				●	●
Shareholder engagement program				●	●

Annual Board Self-Evaluation

Each year, the Board and the Nominating/Corporate Governance Committee evaluate the effectiveness, size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of our procedures for identifying and evaluating nominees for director. In addition, every two years, the Nominating/Corporate Governance Committee engages an independent third party to conduct the Board and Committee self-evaluation process, which includes one-on-one meetings between the independent third party and each Board member.

Succession Planning

The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the other Named Executive Officers. Annually, the Board discusses succession plans for the CEO and other members of senior management. This succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term, and forms the basis on which Welltower makes ongoing leadership assignments.

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Limits on Board Service

We encourage directors to serve on other boards of directors to gain breadth of experience that is useful to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board.

Retirement Policy

While the Board has not established formal term limits, no person may be nominated for election as a director after his or her 75th birthday.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity from which an executive officer served as a director of Welltower or member of the Compensation Committee during 2021.

Communications with the Board

Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chair or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Executive Vice President - General Counsel & Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Executive Vice President - General Counsel & Corporate Secretary, relates to the functions of the Board or its committees or that otherwise require their attention. If a communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting or auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review. Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

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SHAREHOLDER ENGAGEMENT

Welltower regularly engages in outreach efforts with shareholders relating to our business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance, and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board, which gives directors valuable insight into shareholders’ views about Welltower and informs the Board’s decisions.

Welltower engages with shareholders year-round. The below graphic illustrates key elements of this engagement.

Engage with investors to understand executive compensation and environmental, social and governance priorities Share investor feedback with the Board Review vote results from our most recent annual meeting of shareholders, including the results of the say-on-pay vote, and engage with investors about these results Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices Share investor feedback with the Board Review and gather feedback from investors on any changes made to executive compensation and environmental, social, and governance matters Review end of year results with investors Share investor feedback with the Board

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and ensuring we implement best practices. In 2021, members of senior management conducted hundreds of meetings with shareholders, investors and analysts to discuss a number of topics, including financial results; Welltower strategy, objectives and performance; sustainability initiatives; compensation metrics; corporate governance initiatives; and industry trends. As part of our outreach, we engaged with several top shareholders on the topics of our business, executive compensation program, diversity and inclusion efforts, and environmental, social and governance issues. We value shareholder feedback on all topics of governance, and the feedback received is an important component of Board and committee discussions and decisions.

In addition to investor engagement, Welltower’s outreach efforts during 2021 included frequent business update presentations. Management viewed these updates as critical in keeping shareholders apprised of the impact of the COVID-19 pandemic on our business and operator responses to keep residents and staff safe.

For more information about our 2021 shareholder outreach program, see “Compensation Discussion and Analysis-Shareholder Outreach Initiatives” later in this Proxy Statement.

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Proposal 1 – Election of Directors

Welltower’s By-Laws provide that the Board shall have between three and 15 members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at 11. There are 10 Board nominees recommended for election at the Annual Meeting. The number of directors will automatically be decreased from 11 to 10 if the 10 Board nominees are elected at the Annual Meeting.

The shares represented by your proxy will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director (which the Board does not now expect will happen), the Board reserves the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as it deems advisable. The proxy solicited hereby will not be voted to elect more than 10 directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where the number of director nominees exceeds the number of directors to be elected), the vote standard will be a plurality of the votes cast.

Under Welltower’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on that recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE 10 NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected.

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SUMMARY OF BOARD SKILLS AND DIVERSITY

Our directors have an effective mix of backgrounds, diversity, experience, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. The table does not encompass all of any director’s skills or experience, and the absence of an indicator for a particular item does not mean that the director does not possess that skill or experience. We look to each director to be knowledgeable in all of these areas, and the absence of an indicator for a particular item does not mean a director is unable to contribute to the Board’s decision-making process. Rather, the indicator represents that the item is a core competency that the director brings to the Board.

Category	Profile / Skills	Kenneth J. Bacon	Karen B. DeSalvo	Philip L. Hawkins	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Diana W. Reid	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan
	Male	●		●	●	●	●		●
	Female		●					●		●	●
	Asian					●
	Black or African American	●					●
	Hispanic or Latino				●				●
Native Hawaiian or Other Pacific Islander
Two or more Races
	White		●	●				●		●	●
	Banking / Finance / Accounting	●			●	●	●	●	●
	Financial Expert	●		●	●	●	●	●	●	●	●
	Health Systems		●			●				●	●
	Large Cap Public Companies	●		●	●	●	●	●	●
	Operations			●			●		●	●	●
	Outpatient Medical		●			●				●
	REITs	●		●	●	●		●	●
	Real Estate	●		●	●	●		●	●
	Seniors Housing				●	●		●
	New or Existing Markets			●	●	●	●	●	●
	Cybersecurity/Information Technology		●				●			●	●
	Enterprise Risk Management	●				●		●		●	●
	Government / Public Policy	●	●					●
	Innovation Technology / Data					●	●			●
	International	●		●	●		●
	Leadership Development + Succession	●	●	●	●	●	●	●	●	●	●
	Retail / Institutional Investor Relations	●		●	●	●	●	●	●
	Strategy, Marketing, PR, Branding	●		●	●		●		●	●	●
	Environmental		●			●		●	●	●
	Social		●					●	●	●	●
	Governance						●	●	●	●	●

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DIRECTOR NOMINEES

SHANKH MITRA, Chief Executive Officer & Chief Investment Officer
Age 41 Director since: 2020 Welltower Committees: • Executive	EDUCATION: • BA – Engineering, Jadavpur University • MBA – Columbia Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Public Storage

KEY SKILLS AND EXPERIENCE:

Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020 and its Chief Investment Officer since August 2018. He served as Welltower’s Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Welltower’s Senior Vice President – Investments and, from January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments. Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management, LLC from July 2013 to October 2015, as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013, and as a Senior Analyst at Fidelity Investments from 2009 to 2012.

Among other qualifications, Mr. Mitra has extensive knowledge of and experience in the real estate industry and capital markets. His day-to-day leadership as Chief Executive Officer & Chief Investment Officer provides him with intimate knowledge of Welltower’s business and operations.

KENNETH J. BACON, Chair & Independent Director
Age 67 Director since: 2016 Welltower Committees: • Executive (Chair)	EDUCATION: • BA – Anthropology, Stanford University • MSc – International Relations, London School of Economics • MBA – Finance & Strategy, Harvard Business School
	OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Ally Financial Inc. (Risk Committee Chair) • Arbor Realty Trust • Comcast Corporation (Governance and Directors Nominating Committee Chair)	FORMER PUBLIC COMPANY DIRECTORSHIPS • Forest City Realty Trust, Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Bacon has served as Welltower’s Chair of the Board since October 2020. Mr. Bacon is a co-founder of RailField Realty Partners (a financial advisory and asset management firm) and has served as RailField’s managing partner since 2012. Prior to launching RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.

Among other qualifications, Mr. Bacon’s extensive experience in financial services, real estate investment, government affairs and housing make him a valuable asset to the Board.

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KAREN B. DESALVO, Independent Director
Age 56 Director since: 2018 Welltower Committees: • Investment • Nominating/ Corporate Governance

EDUCATION:

•  BA – Biology and Political Science, Suffolk University

•  MD – Tulane University School of Medicine

•  MPH – Tulane University School of Public Health

•  MSc – Harvard T.H. Chan School of Public Health

FORMER PUBLIC COMPANY DIRECTORSHIPS • Humana Inc.

KEY SKILLS AND EXPERIENCE:

Dr. DeSalvo is a physician executive who has served as the Chief Health Officer of Google since December 2019. She is on the Council of the National Academy of Medicine. From 2018-2019, she served as professor of medicine and population health at the University of Texas at Austin Dell Medical School and co-lead of the National Alliance to Impact the Social Determinants of Health with former HHS Secretary Michael O. Leavitt. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she was Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean for Community Affairs and Health Policy at the Tulane University School of Medicine, where she practiced medicine and led the medical school’s community health programs. She was formerly on the Medicare Payment Advisory Commission and the Board of Directors of Humana.

Among other qualifications, Dr. DeSalvo’s experience in medical and public health leadership, health care technology, health care delivery and health care policy make her an important addition to the Board.

PHILIP L. HAWKINS, Independent Director
Age 66 Director since: 2020 Welltower Committees: • Compensation • Investment	EDUCATION: • BA – Hamilton College • MBA – University of Chicago
	OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Corporate Office Properties Trust (Investment Committee Chair)	FORMER PUBLIC COMPANY DIRECTORSHIPS • Prologis, Inc. • DCT Industrial Trust Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Hawkins has served as a member of the Board of Trustees of Corporate Office Properties Trust (a real estate investment trust that invests in office buildings) since 2014. He also serves as a board member of the following private companies: Link Logistics Real Estate as the Executive Chairman since January 2020, Washington Prime Group Inc. as the Chairman since February 2022, and Pure Industrial since February 2022. He served as a member of the Board of Directors of Prologis, Inc. from August 2018 to January 2020. From October 2006 to August 2018, he served as Chief Executive Officer, President and a member of the Board of Directors of DCT Industrial Trust Inc. (an industrial REIT that owned, acquired, operated and developed logistics related properties) until it merged into Prologis. From 2002 to 2006, Mr. Hawkins served as President and Chief Operating Officer and a member of the Board of Directors of CarrAmerica Realty Corporation. Earlier in his career at CarrAmerica, he served as Chief Operating Officer for four years and Managing Director of Asset Management for two years. Before that, Mr. Hawkins held a series of senior executive positions in real estate investment, development, leasing and management with LaSalle Partners, Ltd. and served on LaSalle’s Board of Directors.

Among other qualifications, Mr. Hawkins’ extensive experience in real estate investment, development and operations in both public and private markets make him an important addition to the Board.

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DENNIS G. LOPEZ, Independent Director
Age 67 Director since: 2021 Welltower Committees: • Compensation • Investment	EDUCATION: • BA – California State University, Long Beach • MBA – Finance and Accounting, University of California
FORMER PUBLIC COMPANY DIRECTORSHIPS • American Campus Communities, Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Lopez has served as the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017. He was Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017, and Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009. Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) for two years and a Managing Director/Head of European Real Estate at JP Morgan in London for seven years.

Among other qualifications, Mr. Lopez’s extensive experience in financial investment and services, real estate investment, and international business and investment make him a valuable asset to the Board.

ADE J. PATTON, Independent Director
Age 43 Director since: 2021 Welltower Committees: • Audit • Nominating/ Corporate Governance	EDUCATION: • BA – Government, University of Virginia • MBA – Harvard Business School • JD – Harvard Law School

KEY SKILLS AND EXPERIENCE:

Mr. Patton has served as Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC since August 2020, and previously served as Chief Financial Officer of Turner Sports and Head of Planning and Development at WM News & Sports from April 2019 to August 2020. Before assuming that role, Mr. Patton served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management, LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.

Among other qualifications, Mr. Patton’s extensive experience in financial and investment management and operations make him a valuable asset to the Board.

DIANA W. REID, Independent Director
Age 66 Director since: 2020 Welltower Committees: • Audit • Executive • Nominating/ Corporate Governance (Chair)	EDUCATION: • BS – California State University, Chico • MBA – University of Virginia Darden School of Business

KEY SKILLS AND EXPERIENCE:

Ms. Reid served as Executive Vice President of The PNC Financial Services Group, Inc. (a bank holding company) and the executive in its commercial real estate business from 2007 to 2019. She was Founding Partner of Beekman Advisors from 2003 to 2007, providing owners of privately-held real estate finance companies with strategic advice and sell-side representation. Earlier in her career, she held various roles in bond trading, capital markets, and financial institutions advisory for 19 years at the global investment bank now known as Credit Suisse.

Among other qualifications, Ms. Reid’s extensive experience in real estate banking and capital markets make her an important addition to the Board.

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SERGIO D. RIVERA, Independent Director
Age 59 Director since: 2014 Welltower Committees: • Audit • Executive • Investment (Chair)	EDUCATION: • BA – Finance and International Business, Florida International University • MBA – Florida International University
FORMER PUBLIC COMPANY DIRECTORSHIPS • ILG, Inc. • SeaWorld Entertainment, Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Rivera served as Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020. He served as President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (a hospitality and leisure services company) from 2016 to September 2018. From 1998 to 2016, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc., including President of The Americas from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from 2007 to 2016.

Among other qualifications, Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

JOHNESE M. SPISSO, Independent Director
Age 61 Director since: 2018 Welltower Committees: • Compensation • Nominating/ Corporate Governance	EDUCATION: • BS – Health Science, Chapman College • MPA – University of San Francisco
CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Douglas Emmett, Inc.

KEY SKILLS AND EXPERIENCE:

Ms. Spisso has served as the President of UCLA Health (an academic medical center), Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine, including serving as Chief Health System Officer and Vice President, Medical Affairs for nine years.

Among other qualifications, Ms. Spisso brings to the Board over 30 years of experience in large academic health system management and has demonstrated tremendous strategic and operational leadership during that time.

KATHRYN M. SULLIVAN, Independent Director
Age 66 Director since: 2019 Welltower Committees: • Audit (Chair) • Compensation • Executive	EDUCATION: • BA – Accounting, University of Louisiana at Monroe • MBA – Louisiana State University
CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Hanger, Inc.

KEY SKILLS AND EXPERIENCE:

Ms. Sullivan served as Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified health care company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as Chief Executive Officer of UnitedHealthcare, Central Region.

Among other qualifications, Ms. Sullivan’s experience in the health care industry, especially with respect to health plan payors, is extremely valuable to the Board.

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DIRECTOR COMPENSATION

The table below summarizes the compensation paid in 2021 to Welltower’s non-employee directors.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(12) ($)	Total ($)
Kenneth J. Bacon	355,500	(2)	175,139	530,639
Karen B. DeSalvo	99,000	(3)	175,139	274,139
Jeffrey H. Donahue	135,500	(4)	175,139	310,639
Philip L. Hawkins	100,000	(5)	175,139	275,139
Dennis G. Lopez(1)	56,896	(6)	105,511	162,407
Sharon M. Oster(1)	49,135	(7)	160,066	209,201
Ade J. Patton(1)	56,896	(6)	105,511	162,407
Diana W. Reid	115,470	(8)	175,139	290,609
Sergio D. Rivera	132,500	(9)	175,139	307,639
Johnese M. Spisso	102,000	(10)	175,139	277,139
Kathryn M. Sullivan	135,500	(11)	175,139	310,369

(1)	Ms. Oster decided to not stand for election as a member of the Board at the 2021 Annual Meeting held on May 26, 2021 and therefore retired from the Board on that date. Messrs. Lopez and Patton were nominated to stand for election to the Board on March 30, 2021 and were elected to serve at the 2021 Annual Meeting held on May 26, 2021.
(2)	Includes $250,000 additional fee for serving as Chair of the Board and $7,500 additional fee for serving on the Executive Committee. Also includes $3,000 for attending more than four Board meetings.
(3)	Includes $3,000 for attending more than four Board meetings and $1,000 for attending more than four Nominating/Corporate Governance Committee meetings.
(4)	Includes $25,000 additional fee for serving as Chair of the Compensation Committee and $7,500 additional fee for serving on the Executive Committee. Also, includes $3,000 for attending more than four Board meetings, $3,000 for attending more than four Compensation Committee meetings, and $2,000 for attending more than four Investment Committee meetings.
(5)	Includes $3,000 for attending more than four Board meetings and $2,000 for attending more than four Investment Committee meetings.
(6)	Each of Mr. Lopez and Mr. Patton earned fees following their election to the Board on May 26, 2021. Mr. Lopez deferred 100% of his fees for 2021 pursuant to the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan.
(7)	Fees were paid for Ms. Oster’s services through her retirement on May 26, 2021.
(8)	Includes $11,978 additional fee for serving as Chair of the Nominating/Corporate Governance Committee and $4,492 additional fee for serving on the Executive Committee. Also, includes $3,000 for attending more than four Board meetings and $1,000 for attending more than four Nominating/Corporate Governance Committee meetings.
(9)	Includes $25,000 additional fee for serving as Chair of the Investment Committee and $7,500 additional fee for serving on the Executive Committee. Also includes $3,000 for attending more than four Board meetings and $2,000 for attending more than four Investment Committee meetings.
(10)	Includes $3,000 for attending more than four Board meetings, $3,000 for attending more than four Compensation Committee meetings and $1,000 for attending more than four Nominating/Corporate Governance Committee meetings.
(11)	Includes $30,000 additional fee for serving as Chair of the Audit Committee and $7,500 additional fee for serving on the Executive Committee. Also includes $3,000 for attending more than four Board meetings.
(12)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock units granted to the non-employee directors on February 12, 2021 based on the closing price of $67.51 (other than Mr. Lopez and Mr. Patton) and on May 26, 2021 based on the closing price of $74.99 (other than Ms. Oster). Ms. Oster did not receive a grant on May 26, 2021 in light of her retirement from the Board on such date, and each of Messrs. Lopez and Patton only received a prorated grant on May 26, 2021 upon their appointment to the Board. As of December 31, 2021, (a) each non-employee director (other than Mr. Lopez and Mr. Patton) held an aggregate of 2,572 deferred stock units that had not yet been converted into shares of common stock and (b) Mr. Lopez and Mr. Patton held an aggregate of 1,407 deferred stock units that had not yet been converted into shares of common stock.

The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation to ensure Welltower’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a semi-annual basis, most recently in November 2021, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval. No changes were recommended to the Board.

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The compensation program for non-employee directors for the 2021 calendar year consisted of:

Cash Compensation

Type of fee	Amount
Annual retainer for all directors	$95,000 yearly
Additional Chair of the Board fee	$250,000 yearly
Additional Committee Chair fees:
• Audit	$30,000 yearly
• Compensation, Investment	$25,000 yearly
• Nominating/Corporate Governance	$20,000 yearly
Additional fee for non-employee members of the Executive Committee	$7,500 yearly
Per meeting fee for each Board meeting in excess of four per year	$1,500
Per meeting fee for each committee meeting in excess of four per year	$1,000

For 2022, non-employee directors may elect to receive their cash compensation in the form of shares of Welltower common stock.

Equity Compensation

In 2021, the non-employee directors each received grants of deferred stock units with a value of approximately $175,000 pursuant to the 2016 Long-Term Incentive Plan (or prorated awards for directors who commenced service during 2021). The initial grants, made on February 12, 2021, had a value of $160,000 in accordance with Welltower’s standard equity granting practice for non-employee directors. Directors continuing after the 2021 Annual Meeting received supplemental grants of $15,000 on May 26, 2021. The grants for the two directors who joined the Board during 2021 were based on the full $175,000 value, prorated for the portion of the year that they served. Generally subject to continued service, the deferred stock units granted in 2021 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of the deferred stock units also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such common stock is issued.

Deferred Compensation

The non-employee directors are eligible to participate in the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan. A non-employee director may elect to defer up to 100% of his or her cash compensation (including any fees payable for serving as the Chair of the Board or for service on a Board committee). Participants are 100% vested in these deferrals. For 2022, non-employee directors may also elect to defer the receipt of any compensation paid in shares of Welltower’s common stock until their retirement from the Board or in 3, 5 or 10 annual installments.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each non-employee director is required, within five years of joining the Board, to own shares of Welltower common stock with a fair market value of at least five times the annual cash retainer. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements.

Ownership Guidelines for Non-Employee Directors. The current stock ownership guidelines for the non-employee directors are as follows:

(1)	Based on closing price at 12/31/2021 of $85.77.
(2)	Director within five-year period from date of appointment.

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Proposal 2 – Amendment to the Certificate of Incorporation of Welltower OP Inc. to Remove the Provision Requiring Welltower Inc. Shareholders to Approve Amendments to the Welltower OP Inc. Certificate of Incorporation and Other Extraordinary Transactions Involving Welltower OP Inc.

PROPOSAL BACKGROUND

In March 2022, the Board of Directors of Welltower OP Inc. (formerly known as Welltower Inc.) (“Old Welltower”), our former parent company and which is now a subsidiary of Welltower Inc. (“Welltower” or “New Welltower”), approved the conversion of Old Welltower’s organizational structure into an Umbrella Partnership Real Estate Investment Trust (an “UPREIT”), anticipated to be completed in the second quarter of 2022 (the “Reorganization”). The Board of Directors believes an UPREIT structure, utilized by the majority of publicly-traded REITs, will provide Welltower with certain advantages described more fully below, including potentially increasing its competitiveness when seeking to acquire properties.

The first steps in the Reorganization to an UPREIT have been taken, and as a result, Old Welltower is now a subsidiary of New Welltower. In order to complete the Reorganization, Old Welltower must convert to a Delaware limited liability company (the “LLC Conversion”). As a result of Article 8 of Old Welltower’s certificate of incorporation, described in more detail below, the LLC Conversion would require a unanimous vote of New Welltower’s shareholders, an outcome likely impossible to achieve given that the company has over 447 million shares outstanding held by more than 3,100 record and beneficial holders.

The Board of Directors of Welltower therefore has approved an amendment (the “Amendment”) to Old Welltower’s certificate of incorporation that will delete Article 8 thereof, which will allow the Reorganization to be completed and for Welltower shareholders to realize the benefits of the UPREIT conversion. The deletion of Article 8 and the LLC Conversion do not change Welltower’s corporate governance framework or shareholder rights.

The Board of Directors of New Welltower has determined the Amendment to be in the best interests of New Welltower and its shareholders, has authorized the approval of the Amendment by New Welltower in its capacity as sole shareholder of Old Welltower and has recommended that the shareholders of New Welltower approve the Amendment.

The Reorganization will align Welltower’s corporate structure with other publicly-traded U.S. real estate investment trusts and improve Welltower’s ability to acquire properties in a tax-deferred manner. Having the UPREIT organizational structure would allow existing owners of appreciated properties to transfer such properties to an “operating partnership” (which owns substantially all of Welltower’s assets) in exchange for partnership interests therein. Such a transfer may, subject to meeting applicable tax requirements, be on a tax-deferred basis for the contributors. As such, completing the Reorganization may give Welltower a competitive advantage in the marketplace relative to other buyers.

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TECHNICAL DESCRIPTION OF THE REORGANIZATION AND THE PROPOSAL

The first step of the Reorganization was to effect a holding company reorganization of Old Welltower. The holding company reorganization of Old Welltower was effected by forming New Welltower as a wholly–owned subsidiary of Old Welltower and forming WELL Merger Holdco Sub Inc., a Delaware corporation, as a wholly–owned subsidiary of New Welltower (“Merger Sub”). New Welltower’s certificate of incorporation was substantially identical to that of Old Welltower. Thereafter, on April 1, 2022, Merger Sub was merged with and into Old Welltower pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”), with Old Welltower continuing as the surviving corporation (the “Merger”). Upon the effective time of the Merger, each issued and outstanding share of Old Welltower was converted into an issued and outstanding share of New Welltower and Old Welltower became a wholly–owned subsidiary of New Welltower. As a result, New Welltower replaced Old Welltower as the public holding company listed on the New York Stock Exchange.

As required by Section 251(g) of the DGCL, the certificate of incorporation of Old Welltower was amended in connection with the Merger to add the “Pass-Through Vote Provision”. The Pass-Through Vote Provision requires the shareholders of New Welltower to approve any act or transaction by or involving Old Welltower, other than the election or removal of directors, that, if taken by Old Welltower immediately prior to the effective time of the Merger, would have required, for its adoption under the DGCL of Old Welltower’s certificate of incorporation or bylaws, the approval of the shareholders of Old Welltower, by the same vote as is required by the DGCL and/or by the certificate of incorporation or bylaws of Old Welltower in effect immediately prior to the effective time of the Merger.

The Pass-Through Vote Provision thus requires that New Welltower’s shareholders approve matters affecting Old Welltower that require the approval of New Welltower as the sole shareholder of Old Welltower. Absent the Pass-Through Vote Provision, New Welltower as the sole shareholder of Old Welltower could vote on such matters without a vote of New Welltower shareholders.

Following the Merger, New Welltower holds all of its assets (other than certain de minimis assets that may be held by New Welltower directly for certain administrative functions) through Old Welltower; however, Old Welltower continues to be organized as a Delaware corporation. To complete the Reorganization, upon receiving Board and shareholder consent, Old Welltower will convert to a Delaware limited liability company so as to function as the “operating partnership” in the UPREIT structure.

Under the DGCL, a conversion of a Delaware corporation to a limited liability corporation requires the unanimous approval of all shareholders, voting and nonvoting. Normally, New Welltower could approve the LLC Conversion in its capacity as sole shareholder of Old Welltower. However, due to the Pass-Through Vote Provision, all of the shareholders of New Welltower would also have to approve the LLC Conversion. New Welltower has over 447 million shares outstanding, held by more than 3,100 record and beneficial holders, making the unanimous shareholder approval requirement for the LLC Conversion time consuming, expensive, and likely impossible to achieve. Therefore, in order to provide the benefits of the UPREIT conversion to New Welltower shareholders, the Boards of Directors of Old Welltower and New Welltower have approved the Amendment, which would eliminate the Pass-Through Vote Provision from the certificate of incorporation of Old Welltower, so that New Welltower may approve the LLC Conversion without the necessity of any separate approval by the New Welltower shareholders. New Welltower is thus recommending that its shareholders approve the Amendment so that the LLC Conversion may be approved solely by New Welltower, thereby allowing the completion of the Reorganization.

Pursuant to the Pass-Through Vote Provision and the DGCL, the Amendment requires the approval of holders of a majority of the voting power of the outstanding shares of common stock of New Welltower as of the record date.

New Welltower, in its capacity as sole shareholder of Old Welltower, has already approved the Amendment. Conditioned on the Amendment becoming effective, the Board of Directors of Old Welltower and New Welltower, in its capacity as sole shareholder, have each executed written consents approving the LLC Conversion, with the Board consent becoming effective immediately after the effective time of the Amendment and the shareholder consent becoming effective immediately after the effective time of the Board consent. If this Proposal 2 is approved, the LLC Conversion will no longer require separate approval of New Welltower’s shareholders. If New Welltower’s shareholders approve this Proposal 2, Old Welltower’s certificate of incorporation will be amended to eliminate the Pass-Through Vote Provision and, after the effective times of the Board and shareholder consents referenced above, Old Welltower will be converted to a Delaware limited liability company under the new name “Welltower OP LLC”.

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Upon completion of the Reorganization and going forward, all of Welltower’s assets (other than certain de minimis assets that may be held by New Welltower directly for certain administrative functions) and business activities will be owned by and conducted through Welltower OP LLC, as is typical of the UPREIT structure. The below structure chart summarizes the expected organization of Welltower once the overall Reorganization (including the Amendment and the LLC Conversion) is completed:

FORM OF THE AMENDMENT

Article 8 of the certificate of incorporation of Old Welltower currently provides as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the effective time of the merger of [Merger Sub] with and into the Corporation (the “Merger Effective Time”), would have required, for its adoption under the General Corporation Law of the State of Delaware or under the certificate of incorporation or bylaws of the Corporation immediately prior to Merger Effective Time, the approval of the stockholders of the Corporation, shall, pursuant to Section 251(g)(7)(A) of the General Corporation Law of the State of Delaware, require, in addition to approval of the stockholders of the Corporation, the approval of the stockholders of Welltower Inc., a Delaware corporation (or any successor by merger), by the same vote as would have been required by the General Corporation Law of the State of Delaware and/or by the certificate of incorporation or bylaws of the Corporation immediately prior to the Merger Effective Time.”

The proposed amendment would delete Article 8 of the certificate of incorporation of Old Welltower in its entirety, and replace it with the word “Repealed.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2. The affirmative vote of the majority of shares outstanding entitled to vote theron will be required for approval of this proposal.

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Proposal 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

AUDIT FEES

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and takes into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2022. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether it should adopt a policy requiring the regular rotation of the independent registered public accounting firm to ensure continuing auditor independence. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2018 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2023 because of the difficulty and expense of making a substitution. Representatives of the firm of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2021	2020
Audit Fees	$3,534,736	$3,243,720
Audit-Related Fees	145,800	232,656
Tax Fees:
Tax Compliance	1,841,545	2,136,229
Tax Planning and Tax Advice	623,450	767,221
All Other Fees	—	—
Totals	$6,145,531	$6,379,826

Audit fees include fees associated with the annual audit, the review of Welltower’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards not billed as audit services.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares present or by proxy and voting at the Annual Meeting will be required for approval of this proposal.

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PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to Welltower by EY during the year ended December 31, 2021 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2021 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under the applicable standards of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held four meetings during the year ended December 31, 2021.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2022. Mr. Hawkins, Mr. Patton, Ms. Reid, Mr. Rivera and Ms. Sullivan were each members of the Audit Committee in 2021 and participated in the reviews and discussions described above. In August 2021, Mr. Patton joined the Audit Committee and Mr. Hawkins left the Audit Committee.

Submitted by the Audit Committee

Kathryn M. Sullivan (Chair)

Ade J. Patton

Diana W. Reid

Sergio D. Rivera

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Proposal 4 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

We are asking Welltower’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Welltower’s compensation programs are designed to link pay to performance and to reward the Named Executive Officers for achieving short-term and long-term strategic and operational goals and increasing shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain and motivate individuals who can achieve superior financial results. We encourage shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes the details of Welltower’s compensation programs, our key financial and strategic achievements in 2021, and the decisions made by the Compensation Committee with respect to 2021 compensation.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to Welltower’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation- Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the Named Executive Officers’ compensation, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At Welltower’s 2017 Annual Meeting of Shareholders, shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on Welltower’s named executive officer compensation. Unless the Board modifies this policy, the next advisory vote on Welltower’s named executive officer compensation will be held at the 2023 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of the majority of the shares present or by proxy and voting at the Annual Meeting will be required for approval of this proposal.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

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EXECUTIVE OFFICERS

SHANKH MITRA, Chief Executive Officer & Chief Investment Officer
Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020 and Welltower’s Chief Investment Officer since August 2018. Mr. Mitra’s biographical information appears under “Director Nominees” on page 21.
Age 41

JOHN F. BURKART(1), Executive Vice President - Chief Operating Officer
Mr. Burkart has served as Welltower’s Executive Vice President – Chief Operating Officer since July 2021. Before joining Welltower, Mr. Burkart was at Essex Property Trust, where he served as Chief Operating Officer and Senior Executive Vice President from September 2019 to December 2020 and as Senior Executive Vice President from January 2015 to September 2019. From 1996 to 2014, Mr. Burkart held a series of increasingly senior positions at Essex Property Trust.
Age 58

TIMOTHY G. MCHUGH, Executive Vice President - Chief Financial Officer
Mr. McHugh has served as Welltower’s Executive Vice President – Chief Financial Officer since April 2020. Mr. McHugh’s previous roles at Welltower included Senior Vice President – Chief Financial Officer & Treasurer from September 2019 to April 2020, Senior Vice President – Corporate Finance from August 2018 to August 2019, and Vice President – Finance and Investment from January 2016 to August 2018. He also served as Welltower’s Treasurer from March 2017 to August 2018. From 2010 to 2015, Mr. McHugh served as Senior Analyst – Real Estate Securities at RREEF Management, currently known as DWS Investments.
Age 37

MATTHEW G. MCQUEEN, Executive Vice President - General Counsel & Corporate Secretary
Mr. McQueen has served as Welltower’s Executive Vice President – General Counsel & Corporate Secretary since November 2020. Mr. McQueen’s previous roles at Welltower included Senior Vice President – General Counsel & Corporate Secretary from July 2016 to November 2020, and Senior Vice President – Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.
Age 49

AYESHA MENON, Senior Vice President - Wellness Housing and Development
Ms. Menon has served as Welltower’s Senior Vice President – Wellness Housing and Development since May 2021. She previously served as Senior Vice President – Strategic Investments from May 2019 to May 2021. From April 2018 to April 2019, Ms. Menon served as Director of Real Estate Investment at Sidewalk Labs, an Alphabet Inc. company. Ms. Menon was a real estate investor at Wheelock Street Capital from 2008 to 2018.
Age 41

(1)	Mr. Burkart was elected as an executive officer effective July 19, 2021.

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EXECUTIVE SUMMARY

2021 Business Performance Highlights

2021 was a pivotal year for Welltower, marked by a powerful recovery in our operational performance, the establishment of long-term exclusive partnerships, and the most active year of capital deployment in a decade — all while contending with continued challenges posed by the COVID-19 pandemic. See pages 4 through 6 for more information on our business performance.

Named Executive Officers

This CD&A discusses the compensation of the following individuals, who were Welltower’s “Named Executive Officers” (or “NEOs”) in 2021.

Shankh Mitra	Chief Executive Officer & Chief Investment Officer
John F. Burkart	Executive Vice President – Chief Operating Officer
Timothy G. McHugh	Executive Vice President – Chief Financial Officer
Matthew G. McQueen	Executive Vice President – General Counsel & Corporate Secretary
Ayesha Menon	Senior Vice President – Wellness Housing and Development

Biographical information about these individuals appears on page 35.

Compensation Principles

Welltower’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. We compete for talent in the REIT industry and in areas beyond the REIT industry, such as with investment banks and private equity firms. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices. To that end, Welltower’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance on both an annual and multi-year basis.
•	Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

Compensation Philosophy and Objectives

The philosophy underlying Welltower’s executive compensation program is that we should provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to shareholders. Outlined below are the principles underlying Welltower’s executive compensation program.

Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods

•	Payouts vary based upon the degree to which performance targets are achieved.
•	Multiple performance measures are used to ensure a focus on overall Welltower performance.
•	Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for making business decisions that lead to performance that exceeds expectations.
Link compensation realized to the achievement of Welltower’s short- and long-term financial and strategic goals
•	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.

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•	Participation in performance-based programs is intended to drive long-term performance that exceeds peers.
•	Performance measures are selected based on a careful assessment of measures that will encourage profitable growth and increase shareholder value.
•	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short- and long-term business plans.

Align management and shareholder interests by engaging in long-term shareholder value creation

•	Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders.
•	The current incentive programs include an annual cash bonus component and an equity component with successive three-year performance periods to emphasize both short- and long-term shareholder value creation.
•	Stock ownership guidelines require Board members and executives to maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

Attract and retain top management talent

•	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
•	The Compensation Committee considers the market compensation levels when setting target compensation for the NEOs, with actual payout levels aligning with company performance.
•	As a key element of our incentive program, individual performance metrics motivate executives to perform at the highest levels and determine actual payouts of annual cash bonuses.

Policies and Procedures

Welltower has adopted a number of measures to drive performance, align executive and shareholder interests, and implement the compensation philosophy described above.

What Welltower Does	What Welltower Doesn’t Do
Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Performance awards are only earned if certain performance hurdles are achieved.	Guarantee salary increases, bonuses or equity grants. Welltower does not guarantee annual salary increases, bonuses or equity grants. We currently have no guaranteed commitments to grant any bonuses or equity-based awards.
Balances short- and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.	Provide excise tax gross-up payments. Welltower does not have any employment agreements that require excise tax gross-up payments and does not intend to enter into agreements that provide for such payments in the future.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and the long-term incentive program are capped. There are no guaranteed minimum amounts or awards.	Reprice options; no cash buyout. Since the initial public offering in 1978, Welltower has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2016 Long-Term Incentive Plan. Welltower has also never bought out options or SARs with cash.
Maintains stock ownership guidelines. The CEO and other executive officers must own shares with a fair market value of six times base salary and three times base salary, respectively. The non-employee directors must own shares with a fair market value of five times the annual cash retainer.	Pledging or hedging. Directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

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What Welltower Does	What Welltower Doesn’t Do
Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.	Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.
Maintains a clawback policy. The clawback policy allows Welltower to require repayment of incentive compensation paid or awarded to officers in certain cases if there is misconduct that contributes to a financial restatement or material financial or reputational harm to Welltower.	No automatic single-trigger vesting. Awards under Welltower’s various long-term incentive programs do not automatically accelerate in the event of change in control of Welltower.
Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.
Responsible Share Recycling. The 2016 Long-Term Incentive Plan does not include liberal share recycling provisions that could otherwise dilute Welltower’s shareholders.

WHO MAKES COMPENSATION DECISIONS

The Compensation Committee is responsible for determining the nature and amount of compensation for Welltower’s Chief Executive Officer and for reviewing and approving the compensation for Welltower’s other executive officers. More generally, the Compensation Committee is responsible for Welltower’s executive compensation program and implementing its underlying philosophy and policies. An independent compensation consultant and certain members of management assist in this work.

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged Ferguson Partners Consulting (“FPC”) as its independent compensation consultant to provide advice about compensation program design, the components of Welltower’s executive compensation programs, and the amounts Welltower should pay its executive officers.

FPC performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings, and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2021, FPC performed the following specific services:

•	Consulted on COVID-19 compensation impact in the industry;
•	Re-evaluated the peer group;
•	Conducted a comprehensive review of Welltower’s compensation programs as compared to market data;
•	Performed a risk assessment of Welltower’s compensation programs;
•	Assisted with the development of key incentive performance metrics to align with the business; and
•	Kept the Compensation Committee apprised throughout the year on key legislative developments impacting compensation and emerging best practices.

FPC’s independence was assessed by the Compensation Committee in early 2022, and no conflicts of interest were found.

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INPUT OF EXECUTIVE OFFICERS

The Compensation Committee receives input from certain officers on a variety of issues related to compensation.

•	Welltower’s Chief Executive Officer considers the performance of the other NEOs and makes recommendations to the Compensation Committee regarding their respective individual performance scores for the annual cash bonus program, as well as future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when making its decisions.
•	Each year, management establishes an annual business plan for the Board’s review, which includes financial budgets and key financial and strategic objectives for Welltower. The Compensation Committee ensures those financial and strategic objectives are included in the annual plan.
•	Welltower’s Executive Vice President - Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.
•	Welltower’s Executive Vice President - General Counsel & Corporate Secretary and Senior Vice President - Head of Human Capital assist the Compensation Committee with legal compliance for the compensation programs, ensuring that all relevant documentation and disclosures are completed.

SHAREHOLDER OUTREACH INITIATIVES

At the 2021 Annual Meeting, approximately 93% of shareholder votes were cast in favor of approval of the compensation paid to the NEOs (commonly referred to as the “Say-on-Pay” proposal). This was similar to the 2020 Say-on-Pay voting results (approximately 94% in favor). The Compensation Committee and management were pleased with these results and continue to engage with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

The Compensation Committee considered the opinions provided during shareholder and investor meetings during the past few years and feedback it received from proxy advisory firms in its assessment of the 2021 compensation program. For example, based on discussions with shareholders and investors, we enhanced the ESG measures in our 2021 annual incentive program as a separate goal rather than as part of an evaluation of individual performance. Recent Say-on-Pay votes indicate that investors have been pleased with Welltower’s continuing efforts to sustain the connection between pay and performance. Accordingly, the Compensation Committee did not make any other changes to Welltower’s 2021 executive compensation program as a result of the 2021 Say-on-Pay vote or these outreach efforts.

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COMPENSATION PEER GROUP

Every year the Compensation Committee conducts a comprehensive evaluation of Welltower’s executive compensation programs relative to a relevant peer group of comparable REITs. When evaluating the peers, the Compensation Committee examines companies similar in size, business model, geographic footprint, regulatory environment, competitive dynamics, and/or other considerations. This competitive review is one of the chief elements the Compensation Committee considers in making compensation decisions. While Welltower is a publicly-traded REIT and it generally selects other companies of this nature to compose the peer group, it is important to acknowledge that it does not only compete for talent with peers in the REIT industry. Welltower competes for talent beyond just the REIT industry, including investment banks and private equity firms, and the Compensation Committee considers the compensation practices in these other industries.

Across the equity-based public REIT industry, Welltower was the eleventh largest REIT measured by enterprise value and market capitalization as of December 31, 2021. The other companies in the peer group are similar in size to Welltower and share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which Welltower currently competes for executive talent, and also includes our principal business competitors.

Market Capitalization vs. Peer Group

Peer	Industry	Market Capitalization
American Tower Corp. (AMT)	Specialty	$133.2
Prologis, Inc. (PLD)	Industrial	$124.5
Equinix (EQIX)	Specialty	$76.2
Public Storage (PSA)	Self-Storage	$65.7
Simon Property Group, Inc. (SPG)	Regional Mall	$52.5
Digital Realty Trust (DLR)	Specialty	$51.4
Welltower Inc. (WELL)	Health Care	$37.3
AvalonBay Communities, Inc. (AVB)	Multi-Family	$35.3
Equity Residential (EQR)	Multi-Family	$33.9
Ventas, Inc. (VTR)	Health Care	$20.4
Healthpeak Properties, Inc. (PEAK)	Health Care	$19.5
Boston Properties Inc. (BXP)	Office	$18.0
Vornado Realty Trust (VNO)	Diversified	$8.0

Source: Bloomberg, data as of December 31, 2021.

The Compensation Committee believes that market data plays an important role in the design and implementation of its compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important—but not dispositive—reference point when evaluating whether pay levels are appropriate. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median typically is an initial focus and point of reference.

Findings from the most recent peer group review indicated that Mr. Mitra’s 2021 total target compensation (sum of base salary, target cash bonus and target equity awards) ranked at approximately the 33rd percentile among the CEOs in the peer group, which was up from the 20th percentile last year. This increase is due to the Compensation Committee’s recognition of Mr. Mitra’s effectiveness as a leader through gradual increases in his compensation since he became CEO in 2020. The Compensation Committee will continue to evaluate his compensation and, to the extent he continues to perform at a high level, it expects to provide future pay increases to better align his pay with that of his peers. The Compensation Committee has continued to evaluate the compensation of Mr. Mitra since his promotion to CEO. The goal is to maintain his compensation at a competitive level with his peers with substantially similar roles and responsibilities.

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to ensure Welltower’s compensation programs are competitive and consistent with our compensation philosophy.

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COMPENSATION ELEMENTS AND RESULTS

The Compensation Committee has adopted a compensation program that meets Welltower’s goals of aligning executive and shareholder interests and incentivizing Welltower’s executives. The balance of elements in the compensation program—both fixed and variable and short and long term—helps Welltower to retain, motivate, and reward the NEOs and other executives, with an emphasis on performance-based compensation. The charts below illustrate the NEOs’ total target direct compensation for 2021. A total of 93.5% of Welltower’s CEO’s compensation is at risk and, on average, 85.3% of the total target compensation of Welltower’s other NEOs is at risk.

(1)	The charts include the Black-Scholes value of the performance-based stock option award received by Messrs. Mitra, Burkart, McHugh and McQueen and Ms. Menon on December 13, 2021. The likelihood of meeting this goal was improbable as of December 31, 2021, and, therefore, we have not recognized any related expense during 2021 and there is no value included for these options in the Summary Compensation Table.

Base Salary

Base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels. Salaries for Messrs. Mitra and McQueen and for Ms. Menon were increased in 2021 to recognize individual performance and continued growth and development in their roles. Mr. Mitra’s 2021 base salary was at the 50th percentile of the peers. Base salaries for the NEOs are shown below.

Executive	2020 Annual Salary ($)	2021 Annual Salary ($)		% Increase
Shankh Mitra	900,000	1,000,000		11.1%
John F. Burkart	—	600,000	(1)	0%
Timothy G. McHugh	600,000	600,000		0%
Matthew G. McQueen	480,000	550,000		14.6%
Ayesha Menon	425,000	550,000		29.4%

(1)	Mr. Burkart was hired on July 19, 2021. His salary was prorated for the time he served during the year. Such prorated amount equaled $273,076.

Annual Incentives

Annual incentives reward the executives for achieving prescribed performance objectives tied to Welltower’s annual business plan, as well as achieving individual performance objectives. Under this program, a range of earning opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high) on different performance metrics or categories. In each case, threshold performance will lead to a 50% payout, target performance will lead to a 100% payout, and high performance will lead to a 200% payout.

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The rigorous corporate performance measures and weightings adopted by the Compensation Committee for 2021 under the annual incentive program are described below.

Normalized Funds From Operations (FFO) Per Diluted Share Weighting 2021 Goal Threshold$2.61 Target $2.76 High$2.91 Actual $3.21 Mitra Burkart McHugh McQueen Menon Why Welltower chose this measure: FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. In addition, it is the measure most commonly used by analysts to assess the performance of REITs. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from the sale of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. Normalized FFO attributable to common stockholders for 2021 represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishment of debt, provision for loan losses, non-recurring income tax benefits, certain other expenses or income, and normalizing items relating to unconsolidated/non-controlling measures. See Appendix A for a discussion and reconciliation of non-GAAP measures. If Welltower achieves a high level of Normalized FFO per diluted share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal. In 2021, the Compensation Committee set target normalized FFO of $2.76 per diluted share to align with Welltower’s annual business plan. The 2021 goal contemplated a significant diminution in profitability as compared to 2020 levels for our seniors housing portfolio, coupled with further challenges elsewhere in the portfolio, all resulting from the impact of the COVID-19 pandemic.

Adjusted Fixed Charge Coverage Weighting 2021 Goal High 3.65X Target3.40X Threshold3.15XActual3.60X Why Welltower chose this measure: Adjusted Fixed Charge Coverage emphasizes the strength of Welltower’s balance sheet and our ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization). Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income, and other impairment charges. Fixed charges include total interest and secured debt principal amortization. See Appendix A for a discussion and reconciliation of non-GAAP measures. The Compensation Committee set target at 3.40x based on the end of year 2020 spot adjusted fixed charge coverage.

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General and Administrative Expense ControlsWeighting 2021 Goal Threshold$140.0M Target$137.5M High$135.0M Actual$126.7M Mitra Burkart McHugh Mc Queen Menon Why Welltower chose this measure: Welltower believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the annual incentive program to emphasize the importance of driving value for shareholders in the most efficient ways and at the lowest expense, as well as the importance of adhering to the budgeted G&A amount and allowing Welltower to grow in an appropriate fashion. The Compensation Committee set target at $137.5 million, showing our commitment to driving effectiveness and cost savings through the performance period. The Compensation Committee set target at $137.5 million reflecting the expansion of our investments team to capitalize on new growth opportunities and the continued enhancement of our industry-leading data analytics platform.

ESG Measures

Weighting 2021 Goal The NEOs are evaluated on three ESG goals.Why Welltower chose this measure: ESG, especially the “S,” has been a focal point for Welltower for many years. Beginning in 2021, to formalize this focus, the annual incentive program introduced goals to (1) measure our progress to reduce greenhouse gas (“GHG”) emissions, energy and water use by 10% from 2018 to 2025, (2) provide more training and development opportunities for our workforce to grow and engage in the business, and (3) ensure our employees understand our code of business conduct and anti-corruption policies that are core to how we operate our business. For 2022, we plan to expand our ESG measures for the annual incentive program to include more of our key corporate initiatives to ensure that Welltower is a great place to work and a good corporate citizen in the communities in which we operate.The Compensation Committee established the environmental goal based on Welltower’s commitment to continued progress to protect the environment with our 2025 vision for reductions in our GHG emissions and energy and water usage. Our social goal of increasing opportunities for development in 2021 was achieved through our heightened focus on attracting and retaining talent and encouraging our employees to learn and grow. From a governance perspective, we built upon the firm foundation of our employee handbook and policies to ensure all of our employees understand how we operate our business with the highest level of integrity, both internally and externally.

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Individual Performance Weighting Mitra McHugh Burkart McQueen Menon 2021 Goal Each of the NEOs is evaluated against individual strategic goals. Why Welltower chose this measure: Welltower tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising, promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evalute the performance of each executive and the business segments or functions each executive leads. An important component of this metric is whether an executive achieves business results in a manner that is consistent with corporate strategic plans and objectives. The Compensation Committee established individual goals based on Welltower’s key strategic objectives for 2021 (and, as applicable, objectives for particular business segments or functions), as well as personal initiatives for 2021 that the Compensation Committee deemed important for each executive. Our NEOs’ individual achievements were attained at a “high"level. See a summary of these achievements for each NEO below.

2021 Individual Performance

MR. MITRA	Performance Ranking: High

•	Further developed leadership team with industry expertise to utilize a data-driven approach to drive platform efficiencies, capital allocation decisions, process improvements and technological innovation
•	Led the implementation of the strategic plan to ensure Welltower is positioned to drive sustainable shareholder value
•	Entered into a definitive agreement to execute a series of mutually beneficial transactions resulting in the substantial exit of Welltower’s operating relationship with Genesis
•	Attained highest stock multiple among health care REIT peers
•	Grew seniors housing operating portfolio spot occupancy by 510 bps since pandemic trough levels
•	Maintained position as industry sector leader in attracting and accessing capital
•	Expanded and diversified investor base with emphasis on long-term shareholders, including global pension funds, sovereign wealth funds, and ESG-focused funds
•	Created and implemented a leadership development plan and a mechanism to evaluate key talent’s readiness to assume critical roles
•	Maintained gender parity across the organization, resulting in a split of 49% women/51% men at year end
•	Supported workforce diversity through mechanisms that advance minority group interests and communication within the organization through the Diversity Council and Employee Network Groups (ENGs)
•	Provided leadership to establish Welltower as a thought leader and agent of change for the aging population, in health care delivery and in ESG – notably diversity and inclusion and sustainability

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MR. BURKART	Performance Ranking: Above Target

•	Evaluated the seniors housing operating business and developed short- and mid-term strategy to maximize the seniors housing operating portfolio value
•	Evaluated the outpatient medical business and identified opportunities to improve cash flows from wholly-owned properties and overall platform
•	Evaluated Asset Management and Portfolio Management functions at Welltower and created a plan to formalize and improve both functions to maximize platform value
•	Evaluated Welltower’s data platform, information flow, and road map, refined certain aspects of the plan, and drafted the longer-term vision
•	Created a senior apartments and multi-family data analytics platform to analyze similar site, rent prediction and rent premiums

MR. MCHUGH	Performance Ranking: High

•	Reduced Welltower’s debt cost of capital as Moody’s Investors Services and S&P Global Ratings revised their ratings outlook for Welltower to Stable from Negative and affirmed Welltower’s issuer credit ratings as Baa1 and BBB+, respectively, while concurrently increasing balance sheet flexibility by completing asset sales and efficiently raising public equity
•	Raised $2.8 billion gross equity proceeds via the ATM program
•	Closed on $5.7 billion in pro rata gross investments and $1.4 billion in pro rata dispositions and loan payoffs during 2021
•	Raised $1.75 billion in debt proceeds via three separate unsecured debt offerings with a weighted average duration of 9.5 years and a weighted average coupon of 2.57%
•	Worked with leaders in Human Capital and Legal to revamp the Welltower Charitable Foundation and launch corporate initiatives such as WELL-Matched and Give-WELL
•	Continued environmental efficiency upgrades (such as green building certifications and green leases) and increased sustainability data coverage within our seniors housing operating and outpatient medical portfolios to report accurate energy and water usage

MR. MCQUEEN	Performance Ranking: Above Target

•	Protected infrastructure by reducing exposure to risk: particularly with respect to enterprise risk, litigation, and compliance with regulatory and SEC requirements
•	Continued to enhance ESG disclosure and reporting and support of Welltower’s leadership on ESG matters
•	Served as a key resource for the Board, including with respect to governance matters, the CEO transition and new board member onboarding
•	Continued to lead Welltower’s legal, compliance, risk management, and internal audit teams and assumed leadership of Welltower's human capital team
•	Provided leadership in support of contractual relationships, proactively enforced and leveraged Welltower’s rights and expectations, and ensured adequate protections are included in new relationships
•	Creatively reviewed and led efforts to implement Welltower’s proposed UPREIT structure to improve ability to acquire properties in a tax-deferred manner
•	Partnered with the Chief Financial Officer and the Corporate Finance team in significant capital raising efforts
•	Worked with the Chief Financial Officer and Human Capital to restructure the Welltower Charitable Foundation and launch new corporate initiatives related thereto
•	In collaboration with management, oversaw negotiation and documentation implementation, and helped drive successful execution of $5.7 billion in pro rata gross investments and $1.4 billion in pro rata dispositions and loan payoffs, including transactions resulting in the substantial exit of Welltower’s operating relationship with Genesis

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MS. MENON	Performance Ranking: Above Target

•	Sourced new and grew existing partnerships with key developers, including pipeline partnership agreements or letters of intent with eight groups
•	Made strides in building Welltower’s brand for Wellness Housing across strategically relevant players in the market (e.g., brokers, bankers, market makers) to improve deal flow, access, knowledge and execution
•	Identified an opportunity to create a new research and data function to produce consistent, reliable market and submarket research and economic forecasts
•	Collaborated with other senior leadership to continually improve investment and asset management capabilities by recruiting talent, implementing new processes, mentoring, and adopting new technology tools
•	Supported advancement of diversity and inclusion through active participation and engagement on Welltower’s Diversity Council, including leading ENG Spotlight Q&A session on behalf of CORE, the South Asian ENG, and the Young Professionals ENG

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity and the actual bonuses for 2021 corporate and individual performance that were approved at the Compensation Committee’s February 15, 2022 meeting. The high performance on both corporate measures and individual NEO achievements resulted in the payouts below.

	2021 Annual Incentive Opportunity (as a % of Base Salary)			2021 Annual Incentive Bonus Earned
	Threshold	Target	High	% Payout (as a % of Base Salary)	Amount ($)
Shankh Mitra	100%	200%	400%	392%	3,920,000
John F. Burkart(1)	62.5%	125%	250%	233%	634,438
Timothy G. McHugh	75%	150%	300%	294%	1,764,000
Matthew G. McQueen	50%	100%	200%	190%	1,045,000
Ayesha Menon	50%	100%	200%	186%	1,023,000

(1)	Mr. Burkart joined Welltower during 2021 and received a pro rata portion of his 2021 annual incentive bonus.

Long-Term Equity Incentive Compensation

2021-2023 Long-Term Incentive Program

The NEOs received long-term equity incentive awards under the 2021-2023 Long-Term Incentive Program (“2021-2023 LTIP”) in the form of performance stock units (“PSUs”) (70%) and a choice of restricted stock units (“RSUs”) or stock options (30%). All awards are subject to continued service with Welltower, and the PSUs are subject to the achievement of performance metrics established by the Compensation Committee at the beginning of the performance period.

Performance Stock Units

The Compensation Committee set two metrics for the PSUs: 75% of the performance grant (52.5% of the total grant) is subject to Welltower’s relative total shareholder return (“TSR”) for the 3-year forward-looking performance period ending December 31, 2023 (“TSR-Based LTIP”) and the remaining 25% (17.5% of the total grant) is subject to Welltower’s performance against the (Net Debt + Preferred)/Adjusted EBITDA measure. The Compensation Committee selected a relative TSR performance metric because it allows shareholders to evaluate Welltower’s performance in comparison to its peers—the companies that constitute two independent, widely-used REIT indexes:

•	37.5% (26.25% of the total grant) will be measured against the Nareit Health Care Index (the “Nareit Index”), and
•	37.5% (26.25% of the total grant) will be measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI REIT Index”).

A relative metric also mitigates the impact of broad market trends that do not reflect Welltower’s actual performance.

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The Compensation Committee set the target performance goal for the 2021-2023 TSR-Based LTIP at the TSR of the relevant index, the threshold performance goal at 4% minus the TSR of the relevant index, and the high performance goal at 4% above the TSR of the relevant index.

The (Net Debt + Preferred)/Adjusted EBITDA measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goals.

For each metric, reaching the threshold, target or high achievement levels would result in a payout of 50%, 100% or 150%, respectively, of the target award opportunity. Payout amounts between levels will be interpolated, and there will be no payout for metrics with outcomes below the threshold achievement levels.

Restricted Stock Units or Stock Options

The remaining 30% of the 2021-2023 LTIP award was granted in the form of a time-based award that vests and, if applicable, becomes exercisable over four years beginning on January 15, 2022. The NEOs were offered the opportunity to elect to receive their time-based awards in either RSUs or nonqualified stock options. The table below shows the NEOs’ respective elections. Because the ultimate value of the RSUs and stock options is tied to Welltower’s stock price, the Compensation Committee believes that offering these time-based awards that vest independent of performance promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results.

	Election of RSUs and Nonqualified Stock Options
Name	RSUs	Nonqualified Stock Options
Shankh Mitra	33%	67%
John F. Burkart(1)	100%	0%
Timothy G. McHugh	67%	33%
Matthew G. McQueen	50%	50%
Ayesha Menon	50%	50%

(1)	Mr. Burkart did not participate in the election since he joined Welltower after the grant date.

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2021-2023 LTIP Award Opportunities

The Compensation Committee, in consultation with FPC, approved the target 2021-2023 LTIP opportunities for the NEOs as set forth in the table below in February 2021. These award opportunities reflect the Compensation Committee’s assessment of compensation data for peers with substantially similar roles and responsibilities provided by FPC, each NEO’s relative duties and responsibilities, and each NEO’s impact on Welltower’s results. The CEO’s LTIP opportunity increased in 2021 to the 24th percentile of peers since he was in the role for the entire year after being promoted in October 2020. The table below shows the grant date target value of the awards, and the 2021 Grants of Plan Based Awards table shows the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs Nareit Index ($)	TSR vs MSCI Index ($)	Net Debt & Preferred/ EBITDA Ratio ($)	Time-Based RSU ($)	Time-Based Options ($)	Total Opportunity ($)
Shankh Mitra	1,968,768	1,968,769	1,312,502	749,953	1,500,088	7,500,080
John F. Burkart	237,114	237,120	158,137	271,020	—	903,391
Timothy G. McHugh	787,559	787,544	525,001	603,052	297,002	3,000,158
Matthew G. McQueen	262,520	262,535	175,045	150,058	150,001	1,000,159
Ayesha Menon	262,520	262,535	175,045	150,058	150,001	1,000,159

NEOs who earn PSUs or RSUs also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such shares vest.

Status of Outstanding - LTIP Award Programs

The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2016 to 2021.

(1)	The performance period for these awards remains open and the payout percentage has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.

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2019-2021 LTIP

This forward-looking program covered the three-year performance period ended December 31, 2021. The Compensation Committee established goals in early 2019 for the three measures described below based on Welltower’s internal projections. The components of the three-year program were consistent with Welltower’s long-term strategic objectives. Based on the performance compared to these goals and the weightings of each goal, the payout of the 2019-2021 LTIP was at 100% (target).

Total Shareholder Return vs. Nareit Health Care Index Weighting 2021 Goal Threshold-4.0% Target Same Total Return as Index High 4.0% Actual 6.7% Why Welltower chose this measure: Total shareholder return relative to the companies included in the Nareit Health Care Index, which includes Welltower’s primary competitors, allows for a meaningful comparison of Welltower’s performance relative to other companies in its industry. We have used this index or similar indices since 2002 to measure Welltower’s performance. We have also used the same threshold, target, and high-performance goals since 2002. Performance between these levels is interpolated.

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index Weighting 2021 Goal Threshold-4.0% Target Same Total Return as Index High 4.0% Actual(-5.7%) Why Welltower chose this measure: Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete with us for investment capital. This allows Welltower to reward executives for performance beyond market-driven results. We have used this index or similar indices since 2002 to measure Welltower’s performance. We have also used the same threshold, target, and high-performance goals since 2002. Performance between these levels is interpolated.

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Ratio of Net Debt Plus Preferred Stock to Adjusted Annualized EBITDA Weighting 2021 Goal Threshold6.7X Target6.2X High 5.7X Actual6.95X Why Welltower chose this measure: This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt to Adjusted EBITDA is the ratio of the following: the sum of Welltower’s secured debt and unsecured debt, less cash and cash equivalents and restricted cash, and the total of Welltower’s preferred stock relative to Adjusted EBITDA. See Appendix A for a discussion and reconciliation of non-GAAP measures. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal.

2019-2021 Long-Term Incentive Program Payouts

The table below outlines the long-term incentive earnings opportunities for the 2019-2021 performance period and the payouts that were approved at the Compensation Committee’s February 15, 2022 meeting. These amounts are not included in the 2020 or 2021 portion of the “Summary Compensation Table” because the grant date fair value was included in the Summary Compensation Table reporting compensation awarded in 2019.

	2019-2021 Long-Term Incentive Program Opportunities and Payouts
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)(1)	Restricted Shares (#)	DER Accrual Payout ($)(2)
Shankh Mitra	13,189	26,376	52,752	2,065,035	25,444	219,327
Timothy G. McHugh	8,795	17,586	35,172	1,376,798	16,964	111,917
Matthew G. McQueen	3,519	7,035	14,070	550,752	6,786	58,495
Ayesha Menon	2,443	4,883	9,766	353,371	4,354	29,955

(1)	Value reported is based on a per share closing price of $81.16 on February 15, 2022, the date the Compensation Committee certified the earned award. The shares issued in settlement of the award vested immediately.
(2)	Represents accrued dividend equivalent right payments for the shares actually earned.

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Special Performance Option Award

Historically, the Compensation Committee has not provided special awards; however, in 2019, it began evaluating the appropriateness of a differentiated program focused on longer-term performance and more rigorous shareholder value creation than what is available under the annual LTIP program. The Compensation Committee considered that Welltower’s competition for talent comes not just from other public REITs, but also from investment banks and private equity firms that offer similar incentive structures.

In early 2020 and after careful deliberation, the Compensation Committee decided to implement the special awards, agreed upon the program design, and set to implement the program shortly after the regularly scheduled February 2020 Compensation Committee meeting. However, during the same time, the COVID-19 pandemic started to affect all aspects of life in the U.S. As a result, the Compensation Committee postponed the implementation of the program given the economic environment resulting in stock price volatility, which had the potential to provide our executives a much larger award opportunity than intended given the much lower stock price. Later in 2020, Shankh Mitra was appointed as Welltower’s CEO, and we continued to focus on property acquisitions and occupancy and COVID-19 testing, cases, and vaccine rates at our properties. During this time, the Compensation Committee considered the special awards again, but it concluded that it did not want to establish a program until the start of a meaningful recovery in our stock price.

As the pandemic continued into 2021, Welltower continued to successfully navigate the crisis and position itself for future success. During Mr. Mitra’s first year as CEO, Welltower’s 49.2% total return outperformed the MSCI US REIT Index, S&P 500, and Nareit Health Care Index by 17.0%, 18.0%, and 26.4%, respectively.

Given this strong performance and share price recovery, in mid-2021, the Compensation Committee revisited the implementation of the special awards. It decided to grant performance-based stock options in December 2021. The intent of the performance-based stock option awards was to acknowledge Welltower’s significant outperformance of industry peers during 2021 and to provide further incentive to Welltower’s executives and key employees to achieve strong future and sustained financial performance. On December 13, 2021, a select group of employees, including all of our Named Executive Officers, received these awards that will only vest if Welltower achieves a 10.5% compound annual growth rate for Normalized FFO over a three-year performance period beginning January 1, 2022 and ending December 31, 2024. As discussed above in the section entitled “Annual Incentives,” Welltower uses FFO as a performance goal because it is the measure most commonly used by analysts to assess the performance of REITs since it measures funds generated from a REIT’s ongoing operations. Normalized FFO excludes from FFO certain items that, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods. If the Normalized FFO goal is achieved, the awards vest 50% on February 1, 2025, 25% on December 13, 2025, and 25% on December 13, 2026, generally subject to the recipient’s continued employment with Welltower through those dates.

Due to the rigor of the performance goal and the uncertainty of future business conditions, upon the grant of these awards, the likelihood of achievement was improbable and thus no value has been included in the Summary Compensation Table.

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Benefits and Perquisites

The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/ gym membership fees, participation in Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”) and the Employee Stock Purchase Program (the “ESPP”).

In 2021, Mr. Mitra received relocation expenses in connection with his relocation from New Jersey to Texas. In addition to paying for Mr. Mitra’s and his family’s relocation, Welltower also covered the closing costs associated with the sale of Mr. Mitra’s then-existing home and the purchase of his new home.

The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis.

OTHER COMPENSATION INFORMATION

Pledging and Hedging

Welltower’s directors, executive officers and its other employees are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Clawback Policy

If the misconduct of an executive officer or certain other covered officers (each, a “Covered Officer”) contributes (either directly or indirectly) to Welltower’s non-compliance with or error regarding any financial reporting requirement and results in an obligation to restate Welltower’s financial statements, then the Compensation Committee may require the Covered Officer to repay to Welltower that part of the incentive compensation received by or awarded to such Covered Officer during or after the period covered by the financial restatement that the Compensation Committee determines was in excess of the amount that such Covered Officer would have received or will receive had such incentive compensation been calculated or awarded based on the financial results reported in the restated financial statement. In addition, if an action or omission by a Covered Officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the Covered Officer to repay to Welltower incentive compensation received by or awarded to such Covered Officer. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its sole discretion.

Ownership Guidelines

Each executive officer is required to own shares of Welltower’s common stock with a fair market value of at least three times his or her annual base salary (six times for the CEO). Executive officers have five years from the date in which they are subject to the guidelines to achieve the required ownership level. No NEO has been in his or her role for five years other than Mr. McQueen (who satisfies the ownership guidelines). Each other NEO is on track to satisfy the relevant ownership guideline before his or her deadline.

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Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. The rules and regulations promulgated under Section 162(m) are complicated and subject to change and thus, there can be no assurance that any compensation awarded or paid prior to November 2, 2017 that was intended to satisfy the “performance- based compensation” definition will be fully tax deductible. The Compensation Committee believes in the importance of providing competitive compensation packages in order to attract and retain capable employees, including “covered employees,” has sought to maintain flexibility in compensating its employees, including its executives, and is committed to maintaining a strong link between Welltower’s performance and the pay of its employees, especially its executives. As a result, Welltower has not adopted a policy requiring that all compensation be deductible under the Code, including Section 162(m) of the Code.

Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to have, material adverse consequences for Welltower’s after-tax financial performance. If in the future restrictions on deductibility under Section 162(m) becomes an issue for the Company, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2021, and this Proxy Statement.

Submitted by the Compensation Committee

Jeffrey H. Donahue, Chair
Philip L. Hawkins
Dennis G. Lopez
Johnese M. Spisso
Kathryn M. Sullivan

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total Compensation ($)
Shankh Mitra	2021	1,000,039	5,999,991	1,500,088	3,920,000	333,592	12,753,710
Chief Executive Officer & Chief Investment Officer	2020	767,516	6,528,380		1,852,490	409,048	9,557,434
	2019	700,000	3,000,065		1,802,792	225,286	5,728,143
John F. Burkart(1)	2021	273,076	903,391	—	634,438	—	1,810,905
Executive Vice President - Chief Operating Officer
Timothy G. McHugh	2021	600,000	2,703,156	297,002	1,764,000	14,250	5,378,408
Executive Vice President - Chief Financial Officer	2020	600,000	2,625,544		1,086,750	14,250	4,326,544
	2019	400,000	2,075,049		932,500	80,721	3,488,270
Matthew G. McQueen	2021	550,021	850,158	150,001	1,045,000	14,250	2,609,430
Executive Vice President - General Counsel & Corporate Secretary	2020	480,000	840,320		557,100	14,250	1,891,670
	2019	463,500	800,028		655,853	26,038	1,945,419
Ayesha Menon(1)	2021	550,021	850,158	150,001	1,023,000	14,250	2,587,430
Senior Vice President, Wellness Housing & Development	2020	425,000	630,135		493,266	3,542	1,551,943
(1)	No compensation information is provided for the years in which Mr. Burkart and Ms. Menon were not Named Executive Officers.
(2)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the performance-based and time-based stock awards.

	2019–2021 LTIP			2020–2022 LTIP			2021–2023 LTIP
		Performance-Based			Performance-Based			Performance-Based
Grant Date Fair Value for Stock Awards Name	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)
Shankh Mitra	750,065	2,250,000	4,086,697	1,705,739	4,822,641	9,645,283	749,953	5,250,038	7,875,057
John F. Burkart	n/a	n/a	n/a	n/a	n/a	n/a	271,020	632,371	948,557
Timothy G. McHugh	500,069	1,500,000	3,133,342	696,607	1,928,937	3,857,873	603,052	2,100,104	3,150,156
Matthew G. McQueen	200,028	600,000	1,090,003	222,943	617,377	1,234,753	150,058	700,100	1,050,150
Ayesha Menon	n/a	n/a	n/a	167,207	462,928	925,856	150,058	700,100	1,050,150
For valuation assumptions, refer to note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021. For the performance stock units granted under the 2021-2023 Long-Term Incentive Program, also refer to the relevant section of the Compensation Discussion and Analysis at pages 46-48.
(3)	Amounts set forth in this column represent the grant date fair value of stock options under the 2021-2023 Long-Term Incentive Program calculated in accordance with FASB ASC Topic 718 (see below and pages 45-47 for additional information regarding this program). For the February option grants with an exercise price of $67.17, the key inputs into the Black-Scholes option valuation model were the following: (1) grant date value of the underlying shares of $67.17, (2) expected duration of 6.25 years, (3) dividend rate of 4.2%, (4) risk-free interest rate of 0.81% and (5) share price volatility of 36.0%. For additional information regarding valuation assumptions, refer to note 15 to the consolidated financial statement in our annual report on Form 10-K for the year ended December 31, 2021.
In addition to the stock option awards under the 2021-2023 Long-Term Incentive Program granted on February 16, 2021, Messrs. Mitra, McHugh, Burkart and McQueen and Ms. Menon received performance-based stock option awards on December 13, 2021. Vesting for the performance-based stock options will begin on the third anniversary of the grant date if the performance goal of a 10.5% compound annual growth rate for Normalized Funds From Operations (“FFO”) (starting from 2021 full year Normalized FFO, adjusted for HHS funding received) is met by that date. The likelihood of meeting this goal was improbable as of December 31, 2021, and, therefore, we have not recognized any related expense during 2021 and there is no value included for these options in the Summary Compensation Table. For the December performance-based option grants with an exercise price of $83.44, the key inputs into the Black-Scholes option valuation model were the following: (1) grant date value of the underlying shares of $83.44, (2) expected duration of 6.91 years, (3) dividend rate of 2.92%, (4) risk-free interest rate of 1.36% and (5) share price volatility of 32.8%. If the performance goal is met, the award will vest 50% on February 1, 2025, 25% on December 13, 2025 and 25% on December 13, 2026. If the performance condition is met, the grant date fair values of these awards are $5 million (Mr. Mitra), $1.25 million (Mr. Burkart), $2.5 million (Mr. McHugh), $0.8 million (Mr. McQueen), and $0.5 million (Ms. Menon), respectively.

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(4)	“All Other Compensation” includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Relocation Expenses ($)(a)	Total ($)
Shankh Mitra	14,250	319,342	333,592
John F. Burkart	—	—	—
Timothy G. McHugh	14,250	—	14,250
Matthew G. McQueen	14,250	—	14,250
Ayesha Menon	14,250	—	14,250
(a)	Mr. Mitra’s relocation was prompted because Texas gives us access to a larger labor market and an increasing number of business opportunities. In connection with Mr. Mitra’s relocation from New Jersey to Texas in 2021 at Welltower’s request, we agreed to pay the relocation costs on behalf of Mr. Mitra and his family (i.e., air travel, ground travel, relocation of personal goods, car rentals, hotels and meals), as well as the closing costs for both the sale of his home in New Jersey and the purchase of his home in Texas. The amount reported above represents $74,484 of relocation costs (which included ground travel costs of $15,173 and costs to move household items of $59,311) and $244,858 of closing costs. None of the relocation payments were grossed up for income taxes.

2021 GRANTS OF PLAN-BASED AWARDS TABLE

The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Shankh Mitra	—		1,000,000	2,000,000	4,000,000
	2/16/2021	(2)				41,042	82,084	123,126				5,250,038
	2/16/2021	(3)							11,165			749,953
	2/16/2021	(4)								102,465	67.17	1,500,088
	12/13/2021	(7)								246,184	83.44	—
John F. Burkart	—		170,548	341,096	682,192
	7/19/2021	(5)				3,391	6,781	10,172				632,371
	7/19/2021	(6)							3,210	—		271,020
	12/13/2021	(7)								61,546	83.44	—
Timothy G. McHugh	—		450,000	900,000	1,800,000
	2/16/2021	(2)				16,418	32,835	49,253				2,100,104
	2/16/2021	(3)							8,978			603,052
	2/16/2021	(4)								20,287	67.17	297,002
	12/13/2021	(7)								123,092	83.44	—
Matthew G. McQueen	—		275,000	550,000	1,100,000
	2/16/2021	(2)				5,473	10,946	16,419				700,100
	2/16/2021	(3)							2,234			150,058
	2/16/2021	(4)								10,246	67.17	150,001
	12/13/2021	(7)								39,389	83.44	—

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			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Ayesha Menon	—		275,000	550,000	1,100,000
	2/16/2021	(2)				5,473	10,946	16,419				700,100
	2/16/2021	(3)							2,234			150,058
	2/16/2021	(4)								10,246	67.17	150,001
	12/13/2021	(7)								24,618	83.44	—

(1)	Represents annual incentive program earnings opportunity for 2021. The actual amount earned by each of the NEOs under the annual incentive program in 2021 was paid in 2022 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Represents long-term incentive earnings opportunity for performance under the 2021-2023 Long-Term Incentive Program. The performance measures under this program will be evaluated in early 2024 after the close of the performance period on December 31, 2023. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 45-47 for additional information regarding the 2021-2023 Long-Term Incentive Program.
(3)	Represents time-based restricted stock units granted under the 2021-2023 Long-Term Incentive Program on February 16, 2021. The units vest in four equal installments on January 15, 2022, 2023, 2024 and 2025. The grant date fair value is based on a per share grant price of $67.17, the closing price of Welltower’s common stock on February 16, 2021. See pages 45-47 for additional information regarding the 2021-2023 Long-Term Incentive Program.
(4)	Represents time-based stock options granted under the 2021-2023 Long-Term Incentive Program on February 16, 2021 with an exercise price of $67.17, the closing price of Welltower’s common stock on the date of grant. The stock options vest and become exercisable in four equal installments on January 15, 2022, 2023, 2024 and 2025. The grant date fair value is based on the Black-Scholes value of $14.64 on the date of the grant. See pages 45-47 for additional information regarding the 2021-2023 Long-Term Incentive Program.
(5)	Represents long-term incentive earnings opportunity for performance under the 2021-2023 Long-Term Incentive Program. This award was granted on July 19, 2021, the date on which Mr. Burkart joined Welltower as Executive Vice President – Chief Operating Officer. The performance measures under this program will be evaluated in early 2024 after the close of the performance period on December 31, 2023. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 45-47 for additional information regarding the 2021-2023 Long-Term Incentive Program.
(6)	Represents time-based restricted stock units granted under the 2021-2023 Long-Term Incentive Plan on July 19, 2021, the date on which Mr. Burkart joined Welltower as Executive Vice President – Chief Operating Officer. The units vest in four equal installments on January 15, 2022, 2023, 2024 and 2025. The grant date fair value is based on a per share grant price of $84.43, the closing price of Welltower’s common stock on July 19, 2021.
(7)	Represents performance-based stock options granted December 13, 2021. See footnote 3 of the Summary Compensation Table and pages 50-51 for additional information regarding the special stock option grants.
(8)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see notes 2 and 3 to the Summary Compensation Table.

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2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2021.

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options exercisable (#)	# of Shares of Stock Underlying Unexercised Options unexercisable(8) (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Shankh Mitra	2/16/21	11,165	957,622	(1)
	12/4/20	3,651	313,146	(2)
	2/14/20	11,699	1,003,423	(2)
	2/14/19	4,841	415,213	(3)
	8/9/18	793	68,016	(4)
	2/15/18	907	77,793	(4)
	2/14/20				39,115	3,354,894	(5)
	12/4/20				20,125	1,726,121	(5)
	2/16/21				82,084	7,040,345	(6)
	2/16/21
	2/16/21							102,465		67.17	2/16/2031
	12/13/21							246,184		83.44	12/13/2031
John F. Burkart	7/19/21	3,210	275,322	(7)
	7/19/21				6,781	572,520	(7)
	12/31/21							61,546		83.44	12/13/2031
Timothy G. McHugh	2/16/21	8,978	770,043	(1)
	2/14/20	5,850	501,755	(2)
	9/4/19	2,501	214,511	(3)
	2/14/19	727	62,355	(3)
	2/15/18	510	43,743	(4)
	2/8/18	686	58,838	(4)
	2/14/20				19,559	1,677,575	(5)
	2/16/21				32,835	2,816,258	(6)
	2/16/21							20,287		67.17	2/16/2031
	12/13/21							123,092		83.44	12/13/2031
Matthew G. McQueen	2/16/21	2,234	191,610	(1)
	2/14/20	1,872	160,561	(2)
	2/14/19	1,291	110,729	(3)
	2/15/18	680	58,324	(4)
	2/8/18	915	78,480	(4)
	2/14/20				6,260	536,920	(5)
	2/16/21				10,946	938,838	(6)
	2/16/21
	2/16/21							10,246		67.17	2/16/2031
	12/13/21							39,389		83.44	12/13/2031

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		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options exercisable (#)	# of Shares of Stock Underlying Unexercised Options unexercisable(8) (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Ayesha Menon	2/16/21	2,234	191,610	(1)
	2/14/20	1,404	120,421	(2)
	5/13/19	966	82,854	(3)
	5/6/19	3,948	338,620	(3)
	2/14/20				4,694	402,604	(5)
	2/16/21				10,946	938,838	(6)
	2/16/21
	2/16/21							10,246		67.17	2/16/2031
	12/13/21							24,618		83.44	12/13/2031
(1)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. On each of January 15, 2022, 2023, 2024 and 2025, one-fourth of the time-based restricted stock units granted under the 2021-2023 Long-Term Incentive Program will vest.
(2)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. On each of January 15, 2022, 2023, and 2024, one-third of the time-based restricted stock units granted under the 2020-2022 Long-Term Incentive Program will vest.
(3)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. On each of January 15, 2022, and 2023, one-half of the remaining unvested time-based restricted stock units granted under the 2019-2021 Long-Term Incentive Program will vest.
(4)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. These shares of restricted stock vested on January 15, 2022.
(5)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. The number and market or payout value of the performance-based awards under the 2020-2022 Long-Term Incentive Program are based on threshold performance because corporate performance in the second year of the three-year performance period was below threshold. See page 47 for additional information regarding the 2020-2022 program.
(6)	Based on a share price of $85.77, the closing price of Welltower’s common stock on December 31, 2021. The number and market or payout value of the performance-based awards under the 2021-2023 Long-Term Incentive Program are based on threshold performance because corporate performance in the first year of the three-year performance period was below threshold. See pages 45-47 for additional information regarding the 2021-2023 program.
(7)	Based on a share price of $84.43, the closing price of Welltower’s common stock on July 19, 2021, Mr. Burkart’s hire date. The number and market or payout value of the performance based awards under the 2021-2023 Long-Term Incentive Program are based on threshold performance because corporate performance in the first year of the three-year performance period was below threshold. See pages 45-47 for additional information regarding the 2021-2023 program.
(8)	Represents time-based stock options granted under the 2021-2023 Long-Term Incentive Program on February 16, 2021. The stock options vest and become exerciable in four equal installments on January 15, 2022, 2023, 2024 and 2025.

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2021 OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2021 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Shankh Mitra	—	—	39,297	2,590,218
John F. Burkart	—	—	—	—
Timothy G. McHugh	—	—	8,391	545,786
Matthew G. McQueen	—	—	13,492	893,340
Ayesha Menon	—	—	2,267	145,655

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CORPORATE CONTROL

Employment Agreements

Welltower does not have employment agreements with Mr. Burkart, Mr. McHugh, Mr. McQueen or Ms. Menon. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the Chief Executive Officer.

Employment Agreement with Shankh Mitra

On May 19, 2021, Welltower entered into an employment agreement with Shankh Mitra, its Chief Executive Officer (the “Employment Agreement”).

If Mr. Mitra’s employment is terminated by Welltower without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), he will receive: (i) severance payments equal to the sum of two times (a) his then-current annual base salary and (b) his target annual cash bonus opportunity, payable over a period of twenty-four months, (ii) a pro-rated annual bonus for the year of termination based on Welltower’s actual performance, (iii) continued COBRA coverage for so long as such coverage is elected at the same after-tax cost to him as if he were an active employee, (iv) full vesting of all of his outstanding time-based stock awards, and (v) treatment of all of his outstanding performance stock awards in accordance with the terms and conditions under which the awards were granted, except that Mr. Mitra’s outstanding stock options will remain exercisable for a period of no less than 18 months following his termination of employment.

If Mr. Mitra’s employment is (i) terminated by Welltower without cause or he resigns for good reason upon or within 24 months following a “change in corporate control” (as defined in Welltower’s 2016 Long-Term Incentive Plan) or (ii) terminated by Welltower without cause within three months of a change in corporate control or at any time prior to the occurrence of a change in corporate control at the request or direction of any person or group who obtains control of Welltower as a result of the occurrence of a change in corporate control, he will also be entitled to severance benefits. However, in such a case, (a) all of his outstanding performance stock awards will become vested based upon a determination of Welltower’s actual achievement of performance goals immediately prior to the occurrence of the change of corporate control (unless otherwise provided in the applicable award agreement) and (b) the severance payments will be paid in a lump sum in an amount equal to the present value of the sum of three times (1) his then-current annual base salary and (2) the average of the annual bonuses paid to him for the last three fiscal years.

Any severance payments or benefits only become payable if Mr. Mitra provides an effective release of claims in favor of Welltower and its affiliates and complies with a number of restrictive covenants, including a non-competition covenant, that are intended to protect the business of Welltower during any period that he is receiving severance payments or benefits.

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Summary of Potential Payments for Named Executive Officers

Shankh Mitra

Vesting of Incentive Awards

The performance awards granted to Mr. Mitra under, the 2019-2021 LTIP, the 2020-2022 LTIP, and the 2021-2023 LTIP (collectively, the “LTIPs”) will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such a case, Mr. Mitra would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. If Mr. Mitra terminates his employment for “good reason” or his employment is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such a case, Mr. Mitra would receive a pro rata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. Mitra under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. Mitra under the LTIPs will lapse and all outstanding time-based awards will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. Mitra is terminated without cause within 12 months following the change in corporate control. If Mr. Mitra terminates his employment for “good reason,” his employment is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. Mitra will automatically terminate, be forfeited, and become null and void.

Restrictive Covenants

Mr. Mitra’s rights to receive payments or benefits under the LTIPs are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. Mitra is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

Other Named Executive Officers (Messrs. Burkart, McHugh, and McQueen, and Ms. Menon)

Vesting of Incentive Awards

The performance awards granted to the executive under the LTIPs in which he or she is a participant will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such case, the executive would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. If the executive terminates his or her employment for “good reason,” or his or her employment is terminated without “cause” or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such case, the executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by the executive under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under each of the LTIPs in which he or she is a participant will lapse and all outstanding time-based awards will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) the executive is terminated without cause within 12 months following the change in corporate control. If the executive terminates his or her employment for “good reason,” his or her employment is terminated without “cause” (not within 12 months following a change in corporate control), or upon his death, disability or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited, and become null and void.

Restrictive Covenants

The executive’s rights to receive payments or benefits under the LTIPs in which he or she is a participant are subject to the execution of a release of claims in favor of Welltower upon the termination of his or her employment. The executive is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

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Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of they were terminated as of December 31, 2021. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower.

Name/Type of Termination	Cash Severance ($)(1)	Continued Benefits ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	280G Cutback(4)	Total ($)
Shankh Mitra
For Cause or Resignation without Good Reason	—	—	—	—	—
Death or Disability	3,920,000	—	11,207,565	—	15,127,565
Involuntary Termination without Cause or Resignation for Good Reason	9,920,000	34,940	11,207,565	—	21,162,505
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	12,567,141	34,940	13,707,522	—	26,309,603
John F. Burkart
For Cause or Resignation without Good Reason	—	—	—	—	—
Death or Disability	—	—	261,341	—	261,341
Involuntary Termination without Cause or Resignation for Good Reason	1,350,000	21,134	261,341	—	1,632,475
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	3,987,923	22,215	563,761	—	4,573,899
Timothy G. McHugh
For Cause or Resignation without Good Reason	—	—	—	—	—
Death or Disability	—	—	4,972,173	—	4,972,173
Involuntary Termination without Cause or Resignation for Good Reason	1,500,000	20,502	4,972,173	—	6,492,675
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	3,720,222	30,753	5,927,247	—	9,678,222
Matthew G. McQueen
For Cause or Resignation without Good Reason	—	—	—	—	—
Death or Disability	—	—	1,778,699	—	1,778,699
Involuntary Termination without Cause or Resignation for Good Reason	1,100,000	21,134	1,778,699	—	2,899,833
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,603,940	31,702	2,164,232	(44,986)	4,754,888
Ayesha Menon
For Cause or Resignation without Good Reason	—	—	—	—	—
Death or Disability	—	—	1,376,266	—	1,376,266
Involuntary Termination without Cause or Resignation for Good Reason	1,100,000	2,162	1,376,266	—	2,478,428
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,479,061	3,243	2,065,745	—	4,548,049
(1)	Cash Severance
Under the employment agreement for Mr. Mitra, he would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 semi-monthly severance payments. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. This amount also includes the value of his actual 2021 annual bonus as Mr. Mitra would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and (b) the target amount of his 2021 annual bonus as Mr. Mitra he would be entitled to a pro rata amount of his target bonus for the year of termination in the case of a qualifying change of control termination. Welltower does not have an employment agreement with Mr. McHugh, Mr. McQueen, Mr. Burkart or Ms. Menon. For Mr. McHugh, Mr. McQueen, Mr. Burkart and Ms. Menon, the amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to the present value of a series of 24 monthly severance payments equal to 1/12 of the sum of his or her base salary plus the average of annual bonuses paid for the last three fiscal years calculated using a discount rate equal to the 90-day treasury rate or

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(b) a series of 12 semi-monthly severance payments equal to 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. The three-year average bonus for the severance calculation is based on Mr. Burkart’s 2021 annualized bonus.
The amounts for reflected in the table above for an Involuntary Termination without Cause or Resignation following a Change in Corporate Control represent the discounted present value of the monthly payments assuming the 90-day treasury rate as of December 31, 2021, the assumed date of termination.
(2)	Under the employment agreement for Mr. Mitra, he would be entitled to continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control). for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. Mitra would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs.
For purposes of the calculations, we have assumed that Mr. Mitra will elect to receive continuation coverage for 18 months.
Welltower does not have an employment agreement with Mr. McHugh, Mr. Mitra or Mr. McQueen. For each of Mr. McHugh, Mr. Mitra and Mr. McQueen, the amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.
(3)	For performance awards granted under the 2019-2021 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2021, the performance period had been completed, so if such a termination occurred on December 31, 2021 and the Compensation Committee determined that an award was earned, the executive would receive 100% of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different from Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2020-2022 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2021, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2021 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the prorated award earned. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different from Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2021-2023 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2021, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2021 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the prorated award earned. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different from Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For time-based awards granted under the annual LTIPs, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited and be null and void.
For time-based awards granted under the annual LTIPs, in the event the executive terminates his or her employment for good reason, is terminated without cause or upon his or her death, disability or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited and be null and void. Under Mr. Mitra’s employment agreement, notwithstanding any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, all time-based awards fully vest in the event of his resignation for good reason or termination without cause. In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under the LTIPs would lapse and such award would fully vest if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. In addition, under his employment agreement, Mr. Mitra is entitled to full vesting of his time-based awards granted under the LTIPs if his employment is terminated without cause or he resigns for good reason within 24 months following the change in corporate control.
For the 2021 Special Stock Options, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, any unvested stock options will automatically terminate, be forfeited and be null and void. In the event of a change in corporate control, any stock options outstanding as of the date of the change in corporate control, shall immediately vest and become fully exercisable if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms (b) the executive is terminated without cause within 12 months following the change in corporate control.
The assumed share price upon each termination scenario is $85.77, which was the closing price of Welltower’s common stock as of December 31, 2021. The assumed per share value of the stock options is (a) $85.77, the closing price as of December 31, 2021, less (b) the exercise price per share of such stock option.
(4)	Represents the amount by which any amounts payable upon an involuntary termination or resignation for good reason following a change in control would be reduced for each executive subject to a cutback under either (a) the “best after-tax” provisions of their employment agreements as in effect on December 31, 2021 for Mr. Mitra, or (b) under Welltower’s anticipated severance practices for the other executives.

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RISK MANAGEMENT AND COMPENSATION

As described above in the Compensation Discussion and Analysis, Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation rather than to maximize short-term shareholder value. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, our compensation policies and practices do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. We provide a balanced mix of base salary, annual cash incentives and long-term equity compensation. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return relative to two indices. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.
•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.
•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.
•	Long-term incentive grants. Restricted shares and restricted stock units, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.
•	Clawback policy. Our executives are subject to a clawback policy, which allows us to recover incentive compensation received by or awarded to executives in the event of certain events, including acts of misconduct by our executives.
•	Stock ownership requirements. The executive officers are subject to stock ownership guidelines based on a multiple of base salary, which aligns the interests of management with the interests of long-term shareholders.

To confirm the effectiveness of its approach to compensation, from time to time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans. Our most recent review indicated that Welltower’s compensation plans are responsible and do not encourage undue risk-taking.

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Security Ownership of Directors and Management and Certain Beneficial Owners

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based upon filings made with the SEC in January and February 2022 (with respect to holdings as of December 31, 2021), the only shareholders known to Welltower to be the beneficial owners of more than 5% of Welltower’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	68,821,686	(1)	16%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	47,651,136	(2)	11%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	34,743,873	(3)	8%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	27,631,929	(4)	6%

(1)	In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. shared voting power over 1,110,794 shares, sole dispositive power over 66,645,222 shares, and shared dispositive power over 2,176,464 shares.
(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 41,344,668 shares and sole dispositive power over 47,651,136 shares.
(3)	Includes 34,121,563 shares beneficially owned by Cohen & Steers Capital management, Inc., 573,370 shares beneficially owned by Cohen & Steers UK Limited, 33,055 shares beneficially owned by Cohen & Steers Asia Ltd., and 15,885 shares beneficially owned by Cohen & Steers Ireland Ltd. Cohen & Steers, Inc. holds a 100% interest in each such entity. Cohen & Steers, Inc. has sole voting power over 23,693,674 shares and sole dispositive power over 34,743,873 shares; Cohen & Steers Capital management, Inc. has sole voting power over 23,570,015 shares and sole dispositive power over 34,121,563 shares; Cohen & Steers UK Limited has sole voting power over 74,719 shares and sole dispositive power over 573,370 shares; Cohen & Steers Asia Limited has sole voting power over 33,055 shares and sole dispositive power over 33,055 shares; Cohen & Steers Ireland Limited has sole voting power over 15,885 shares and sole dispositive power over 15,885 shares. The principal address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom, SW1Y 5JH. The principal address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The principal address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.
(4)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 22,489,810 shares and shared dispositive power over 27,618,866 shares.
(5)	The percentages set forth in the table reflect percentage ownership as of February 28, 2022. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2021.

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BENEFICIAL OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The table below sets forth, as of February 28, 2022, unless otherwise specified, certain information with respect to the beneficial ownership of Welltower’s shares of common stock by each director and director nominee of Welltower, each Named Executive Officer, and the directors and executive officers of Welltower as a group. Unless noted below, each person has sole voting and investment power regarding Welltower’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

Name of Beneficial Owner	Shares Held of Record	Total Shares Beneficially Owned(1)
Kenneth J. Bacon	14,329	14,329
John F. Burkart	2,971	2,971
Karen B. DeSalvo	6,733	6,733
Jeffrey H. Donahue	48,320	48,420
Philip L. Hawkins	7,034	7,034
Dennis G. Lopez	1,407	1,407
Timothy G. McHugh	42,769	42,795	(2)
Matthew G. McQueen	35,420	35,420
Ayesha Menon	14,218	14,218
Shankh Mitra	99,858	99,920	(3)
Ade J. Patton	1,407	1,407
Diana W. Reid	3,939	3,939
Sergio D. Rivera	17,287	17,287
Johnese M. Spisso	6,733	6,733
Kathryn M. Sullivan	6,550	6,550
All directors and executive officers as a group (16 persons)	320,138	320,326	(4)

(1)	Does not include unvested restricted stock units or deferred stock units granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of February 28, 2022.
(2)	Mr. McHugh’s total shares beneficially owned include 26 shares owned by his child.
(3)	Mr. Mitra’s total shares beneficially owned include 62 shares owned by his children.
(4)	Total beneficial ownership represents .002% of the outstanding shares of common stock of Welltower as of February 28, 2022.

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REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of Welltower’s last completed fiscal year is or is expected to exceed $100,000, (2) Welltower or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest.

The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve those transactions. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•	Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;
•	Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement;
•	Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;
•	Any charitable contribution, grant or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•	Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro rata basis (e.g., dividends); and
•	Any transaction with another publicly-traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly-traded company.

There were no related person transactions identified for 2021.

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General Information

Annual Meeting of Shareholders of Welltower Inc.

Monday, May [●], 2022

10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/WELL2022

Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?

Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.

Notice of Internet Availability of Proxy Materials

Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice. By making these proxy materials available to shareholders primarily via the Internet, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April [●], 2022.

Why am I receiving these materials?

The Board of Directors of Welltower has made these materials available to you or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders.

What is included in these materials?

These materials include this proxy statement for the Annual Meeting and Welltower’s Annual Report for the year ended December 31, 2021.

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2021, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by sending a request in writing to Welltower’s Executive Vice President - General Counsel & Corporate Secretary at the address shown above.

What proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?

The following proposals will be voted on at the Annual Meeting:

Proposal	Board’s Recommendation
Elect ten director nominees	FOR each nominee
Amend the Certificate of Incorporation of Welltower OP Inc. to remove the provision requiring
Welltower Inc. shareholders to approve amendments to the Welltower OP Inc. Certificate of
Incorporation and other extraordinary transactions involving Welltower OP Inc.	FOR
Ratify the appointment of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2022	FOR
Approve, on an advisory basis, the compensation of our named executive officers	FOR

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Who may vote at the Annual Meeting?

Shareholders of record at the close of business on April 4, 2022, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of April 4, 2022, Welltower had outstanding [●] shares of common stock. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

What is the vote required to approve each of the proposals discussed in this Proxy Statement?

The chart below summarizes the voting requirements for the proposals at the Annual Meeting:

Proposals		Required approval
1.	The election of director nominees	Majority of votes cast
2.	The amendment of the Certificate of Incorporation of Welltower OP Inc. to remove the provision requiring Welltower Inc. shareholders to approve amendments to the Welltower OP Inc. Certificate of Incorporation and other extraordinary transactions involving Welltower OP Inc.	Majority of shares outstanding entitled to vote thereon
3.	The ratification of the appointment of Welltower’s independent registered public accounting firm for the year ending December 31, 2022	Majority of shares present and entitled to vote
4.	The approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote

If I am a shareholder of record, how can I vote in advance of the virtual Annual Meeting?

A shareholder of record can vote in one of three ways before the Annual Meeting:

Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

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If I am a shareholder of record, how can I participate in and vote during the virtual Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on April 4, 2022, or hold a valid proxy for the meeting. If you are a registered holder, you can attend and participate in the virtual Annual Meeting, including to vote, ask questions and to view the list of registered shareholders as of the Record Date, by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2022. You will need the 16-digit control number found on your Notice, proxy card or voting instruction form. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 22, 2022, and enter your 16-digit control number. If you are a beneficial holder (meaning you hold your shares in “street name” through a bank, broker, or other intermediary) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin approximately 30 minutes before then. We encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” for any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.

We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Executive Vice President - General Counsel & Corporate Secretary; (2) submitting a duly executed proxy bearing a later date; or (3) attending and voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not in and of itself revoke a proxy. A written revocation will not be effective until it has been received by the Executive Vice President - General Counsel & Corporate Secretary.

Who is paying for the cost of this proxy solicitation?

Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired Morrow Sodali, LLC to solicit proxies for a fee not to exceed $15,000, plus expenses and other customary charges.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Matthew McQueen, Executive Vice President - General Counsel & Corporate Secretary, and Timothy McHugh, Executive Vice President - Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. The abstention or broker non-vote (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against”

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votes are counted. For the amendment to the Certificate of Incorporation of Welltower OP Inc. to remove the provision requiring Welltower Inc. shareholders to approve amendments to the Welltower OP Inc. Certificate of Incorporation and other extraordinary transactions involving Welltower OP Inc. (Proposal 2), the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2022 (Proposal 3), and the advisory vote to approve the compensation of our Named Executive Officers (Proposal 4), you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

If you are a street name shareowner and you do not provide your bank, broker or other nominee with voting instructions, your shares cannot be voted with respect to Proposals 1, 2, and 4. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal that is considered “non-routine” under NYSE rules because the broker does not have discretionary voting power for such proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. A broker has discretionary voting authority under NYSE rules to vote on “routine” proposals. Proposals 1, 2, and 4 are “non-routine” proposals, and Proposal 3 is a “routine” proposal. Please return your proxy card so your vote can be counted for all matters.

Broker non-votes will be counted as present for purposes of determining whether we have a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to Proposals 1 and 4. Because Proposal 2 requires the affirmative vote of a majority of the shares outstanding entitled to vote thereon, a broker non-vote will have the same effect as an “against” vote.

Are shareholders entitled to exercise appraisal rights in connection with any matter identified in this proxy statement to be acted upon at the Annual Meeting?

Shareholders will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future, and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by contacting Welltower’s Executive Vice President - General Counsel & Corporate Secretary at the address or phone number shown above. These materials are also available on the Internet at www.welltower.com/proxy.

What is the deadline to submit shareholder proposals or nominate a director for the 2023 Annual Meeting of Shareholders?

Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2023 Annual Meeting of Shareholders must be submitted to Executive Vice President - General Counsel & Corporate Secretary, in writing no later than December 9, 2022. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at the 2023 Annual Meeting of Shareholders other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice to the Executive Vice President - General Counsel &

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Corporate Secretary between January 23, 2023, and February 22, 2023. If a shareholder does not meet this deadline, the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and the individuals named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.

Welltower’s By-Laws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions for consideration at the 2023 Annual Meeting of Shareholders must be delivered to the Executive Vice President - General Counsel & Corporate Secretary between November 9, 2022, and December 9, 2022.

In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Executive Vice President - General Counsel & Corporate Secretary no later than March 24, 2023.

PAY RATIO

In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, we took the following steps:

•	We considered all employees employed as of December 31, 2021. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, Canada and Luxembourg.
•	To identify the median employee from Welltower’s employee population, we generated a list of all employees and calculated the amount of base salary determined as of December 31, 2021, wages, overtime and cash bonus amounts earned for performance in fiscal 2021 and the aggregate grant date fair value of equity awards granted in fiscal 2021. We used a GBP/ USD rate of 1.35358 for employees in the United Kingdom, a CAD/USD rate of 0.79016 for employees in Canada and a EUR/USD rate of 1.37651 for employees in Luxembourg, each of which reflected the applicable exchange rate on December 31, 2021.
•	Once we identified the median employee, we calculated all elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $100,206.
•	With respect to the annual total compensation for the Chief Executive Officer, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2021, $12,753,710.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 127 to 1.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2021, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	1,756,949(1)	$79.01(2)	7,768,204(3)
Equity compensation plans not approved by shareholders	None	N/A	None
Totals	1,756,949	$79.01	7,768,204(3)

(1)	This number reflects the options, restricted stock units and deferred stock units granted under the 2016 Long-Term Incentive Plan. See the footnotes to the “2021 Outstanding Equity Awards at Fiscal Year-End Table” and “2021 Director Compensation Table” for additional information regarding the options, restricted stock units and deferred stock units.
(2)	This price does not include restricted stock units or deferred stock units granted under the 2016 Long-Term Incentive Plan.
(3)	This number reflects the sum of (a) 10,000,000 shares of common stock reserved for future issuance under 2016 Long-Term Incentive Plan, as reduced by awards issued under the 2016 Long-Term Incentive Plan, and as increased by shares granted under the 2016 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are now available for future issuance under the 2016 Long-Term Incentive Plan, and (b) 1,000,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, as reduced by shares issued under such plan.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the individuals named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew G. McQueen

Executive Vice President - General Counsel

& Corporate Secretary

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Appendix A - Non-GAAP Financial Measures

We believe that revenues, net income and net income attributable to common stockholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider Net Operating Income (“NOI”), In-Place NOI, Funds From Operations attributable to common stockholders (“FFO”), Normalized FFO, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA these supplemental measures are disclosed on our pro rata ownership basis.

Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations and transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. In-Place NOI represents NOI excluding interest income, other income and non-IPNOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“Nareit”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by Nareit, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO adjusted for certain items detailed in the reconciliations and described in our earnings press releases for the relevant periods. We believe that Normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare our operating performance between periods or to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and cash equivalents and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. We primarily use these measures to determine our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and net debt to Adjusted EBITDA plus preferred stock and dividends. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors

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to evaluate management. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.

FFO Reconciliation

(in thousands, except per share information)	Year Ended December 31, 2021
Net income (loss) attributable to common stockholders	$336,138
Depreciation and amortization	1,037,566
Impairments and losses (gains) on real estate dispositions, net	(184,268)
Noncontrolling interests(1)	(54,190)
Unconsolidated entities(2)	85,476
NAREIT FFO attributable to common stockholders	1,220,722
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	(7,333)
Loss (gain) on extinguishment of debt, net	49,874
Provision for loan losses	7,270
Nonrecurring income tax benefits	(6,298)
Other impairment	49,241
Other expenses	41,739
Leasehold interest adjustment	760
Casualty losses, net of recoveries	5,786
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,777
Normalized FFO attributable to common stockholders	$1,368,538
Average diluted common shares outstanding	426,841
Per diluted share data attributable to common stockholders:
Net income (loss)	$0.78
Nareit FFO	$2.86
Normalized FFO	$3.21

(1)	Represents noncontrolling interests’ share of net FFO adjustments.
(2)	Represents Welltower’s share of net FFO adjustments from unconsolidated entities.

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Leverage and EBITDA Reconciliations

(dollars in thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2021
Net income (loss)	$155,278	$66,194
Interest expense	121,173	121,848
Income tax expense (benefit)	290	2,051
Depreciation and amortization	242,733	284,501
EBITDA	519,474	474,594
Loss (income) from unconsolidated entities	(258)	12,174
Stock-based compensation(1)	7,380	2,944
Loss (gain) on extinguishment of debt, net	13,796	(1,090)
Loss (gain) on real estate dispositions, net	(185,464)	(11,673)
Impairment of assets	9,317	2,357
Provision for loan losses, net	83,085	(39)
Loss (gain) on derivatives and financial instruments, net	569	(830)
Other expenses(1)	27,583	15,483
Leasehold interest adjustment(2)		1,400
Casualty losses, net of recoveries(3)		4,788
Total adjustments	(43,992)	25,514
Adjusted EBITDA	$475,482	$500,108
Interest Coverage Ratios
Interest expense	$121,173	$121,848
Capitalized interest	4,238	5,325
Non-cash interest expense	(1,739)	(5,082)
Total interest	$123,672	$122,091
EBITDA	$519,474	$474,594
Interest coverage ratio	4.20x	3.89x
Adjusted EBITDA	$475,482	$500,108
Adjusted Interest coverage ratio	3.84x	4.10x
Fixed Charge Coverage Ratios
Total interest	$123,672	$122,091
Secured debt principal amortization	16,122	16,877
Total fixed charges	$139,794	$138,968
EBITDA	$519,474	$474,594
Fixed charge coverage ratio	3.72x	3.42x
Adjusted EBITDA	$475,482	$500,108
Adjusted Fixed charge coverage ratio	3.40x	3.60x
Net Debt to EBITDA Ratios
Total debt(4)		$14,242,637
Less: cash and cash equivalents and restricted cash		(346,755)
Net debt		$13,895,882
EBITDA Annualized		$1,898,376
Net debt to EBITDA ratio		7.32x
Adjusted EBITDA Annualized		$2,000,432
Net debt to Adjusted EBITDA ratio		6.95x

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Notes:

(1)	Certain severance-related costs are included in stock-based compensation and excluded from other expenses.
(2)	For the three months ended December 31, 2021, represents $14,774,000 of revenues and $16,174,000 of property operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent will be paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact has been excluded from Adjusted EBITDA.
(3)	Represents casualty losses net of any insurance recoveries.
(4)	Includes unamortized premiums/discounts, other fair value adjustments and financing lease liabilities of $111,683,000. Excludes operating lease liabilities of $434,261,000 related to ASC 842 adoption.

WELLTOWER  •  2022 Proxy Statement     76

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WELL

LISTED

NYSE

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

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PRELIMINARY PROXY SUBJECT TO COMPLETION

WELLTOWER INC.
4500 DORR STREET
TOLEDO, OHIO 43615

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Prior to the Virtual Annual Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Virtual Annual Meeting - Go to **www.virtualshareholdermeeting.com/WELL2022**

VOTE BY INTERNET DURING THE VIRTUAL ANNUAL MEETING
To participate in the virtual meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/WELL2022. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the below page) available and follow the instructions. The meeting webcast will begin promptly at 10:00 A.M. Eastern Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (toll free) or 303-562-9288 (international) for assistance.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69998-P68766

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2, 3 and 4:

Company Proposals

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kenneth J. Bacon	☐	☐	☐
1b. Karen B. DeSalvo	☐	☐	☐
1c. Philip L. Hawkins	☐	☐	☐
1d. Dennis G. Lopez	☐	☐	☐
1e. Shankh Mitra	☐	☐	☐
1f. Ade J. Patton	☐	☐	☐
1g. Diana W. Reid	☐	☐	☐
1h. Sergio D. Rivera	☐	☐	☐
1i. Johnese M. Spisso	☐	☐	☐
1j. Kathryn M. Sullivan	☐	☐	☐

NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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PRELIMINARY PROXY SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2022 Notice of Annual Meeting of Shareholders and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

D69999-P68766

WELLTOWER INC.
Virtual Annual Meeting of Shareholders
May 23, 2022 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time on Monday, May 23, 2022 in a virtual format, at www.virtualshareholdermeeting.com/WELL2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be marked, dated and signed on reverse side